      As filed with the Securities and Exchange Commission on May 3, 2001
                                                 Registration No. 333-

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                               ----------------

                                    Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                               ----------------

                          Transocean Sedco Forex Inc.
             (Exact name of registrant as specified in its charter)

      Cayman Islands                  1381                       N/A
      (State or other     (Primary Standard Industrial    (I.R.S. Employer
      jurisdiction of     Classification Code Number)  Identification Number)
     incorporation or
       organization)

                                4 Greenway Plaza
                              Houston, Texas 77046
                                 (713) 232-7500
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                              Eric B. Brown, Esq.
                          Transocean Sedco Forex Inc.
                                4 Greenway Plaza
                              Houston, Texas 77046
                                 (713) 232-7500
               (Name, address, including zip code, and telephone
               number, including area code, of agent for service)

                                 With copy to:

                              Gene J. Oshman, Esq.
                              John D. Geddes, Esq.
                               Baker Botts L.L.P.
                              3000 One Shell Plaza
                              Houston, Texas 77002
                                 (713) 229-1234

   Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable following the effectiveness of this registration statement.

   If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [_]

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                        CALCULATION OF REGISTRATION FEE

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  Title of Each Class of                  Proposed Maximum  Proposed Maximum   Amount of
        Securities          Amount to be   Offering Price      Aggregate      Registration
     to be Registered        Registered     per Unit (1)   Offering Price (1)  Fee (1)(2)
------------------------------------------------------------------------------------------
 6.625% Notes due 2011...  $  700,000,000       100%         $  700,000,000   $175,000.00
------------------------------------------------------------------------------------------
 7.500% Notes due 2031...  $  600,000,000       100%         $  600,000,000   $150,000.00
------------------------------------------------------------------------------------------
   Total.................  $1,300,000,000                    $1,300,000,000   $325,000.00
------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------
(1) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(f)(2). For purposes of this calculation, the Offering Price per series of notes was assumed to be the stated principal amount of each series of notes that may be received by the Registrant in the exchange transaction in which that series will be offered.

(2) Pursuant to Rule 457 (p) of the Securities Act of 1933, the Registrant hereby offsets the registration fee required in connection with this registration statement by the aggregate total dollar amount of $82,565.00 previously paid in connection with prior registration statements relating to securities offered thereunder that remain unsold. Accordingly, a registration fee of $242,435.00 is being paid in connection with this registration statement. The aggregate total dollar amount previously paid in connection with prior registration statements is the sum of the following: $27,915.00 of the filing fee previously paid on June 21, 1999 by R&B Falcon Corporation (an indirect wholly owned subsidiary of the Registrant, "R&B Falcon") in connection with its registration statement on Form S-3 (Registration No. 333-81181), $25,495.00 of the filing fee previously paid on June 16, 2000 by R&B Falcon in connection with its registration statement on Form S-3 (Registration No. 333-39500), $22,698.00 of the filing fee previously paid on August 2, 2000 by R&B Falcon in connection with its registration statement on Form S-8 (Registration No. 333-42886), $5,450.00 of the filing fee previously paid on October 12, 1999 by R&B Falcon in connection with its registration statement on Form S-8 (Registration No. 333-88839), $590.00 of the filing fee previously paid on November 23, 1998 by R&B Falcon in connection with its registration statement on Form S-8 (Registration No. 333-67757), $195.00 of the filing fee previously paid on October 12, 1999 by R&B Falcon in connection with its registration statement on Form S-8 (Registration No. 333-88841), $178.00 of the filing fee previously paid on July 15, 1997 by Reading & Bates Corporation (an indirect wholly owned subsidiary of the Registrant) in connection with its registration statement on Form S-8 (Registration No. 333-31317) and $44.00 of the filing fee previously paid on November 23, 1998 by R&B Falcon in connection with its registration statement on Form S-8 (Registration No. 333-67755).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. We + +may not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
                    SUBJECT TO COMPLETION, DATED MAY 3, 2001

PROSPECTUS

                                 $1,300,000,000
                       [TRANSOCEAN SEDCO FOREX INC. LOGO]
                          Transocean Sedco Forex Inc.

                               Offer to Exchange

  6.625% Notes due 2011        7.500% Notes due 2031
   for all outstanding          for all outstanding
  6.625% Notes due 2011        7.500% Notes due 2031
      ($700,000,000)               ($600,000,000)

The Exchange Offer

  .   The exchange offer will expire at 5:00 p.m., New York City time, on
                   , 2001, unless extended.

  . The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered.

  . We will exchange all old notes that are validly tendered and not validly withdrawn for an equal principal amount of new notes that we have registered under the Securities Act of 1933.

  . You may withdraw tenders of old notes at any time before the expiration of the exchange offer.

  . The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes.

The New Notes

  . The new notes will be freely tradeable and will have substantially identical terms to the old notes.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the new notes or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                The date of this prospectus is           , 2001

                               TABLE OF CONTENTS

About This Prospectus.......................................................   3
Where You Can Find More Information.........................................   3
Cautionary Statement Regarding Forward-Looking Information..................   4
Enforceability of Civil Liabilities Against Foreign Persons.................   5
Summary.....................................................................   6
Risk Factors................................................................  18
Private Placement...........................................................  23
Use of Proceeds.............................................................  23
Capitalization..............................................................  24
Ratio of Earnings to Fixed Charges..........................................  25
Transocean Sedco Forex Inc..................................................  26
The Exchange Offer..........................................................  34
Terms of the Exchange Offer.................................................  35
Description of the Notes....................................................  43
Transfer Restrictions on the Old Notes......................................  53
Certain United States Federal Tax Considerations............................  54
Cayman Islands Tax Consequences.............................................  57
Plan of Distribution........................................................  58
Legal Matters...............................................................  59
Experts.....................................................................  59

                             ABOUT THIS PROSPECTUS

   This prospectus is part of a registration statement we have filed with the SEC. We are submitting this prospectus to holders of old notes so that they can consider exchanging the old notes for new notes. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with additional or different information. If anyone provides you with additional or different information, you should not rely on it. We are not making an offer to exchange and issue the new notes in any jurisdiction where the offer or exchange is not permitted. You should assume that the information contained in this prospectus is accurate only as of the date on the front cover of this prospectus and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.

                      WHERE YOU CAN FIND MORE INFORMATION

   We file annual, quarterly and current reports, proxy statements and other information with the SEC. You can read and copy these materials at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the SEC's regional offices located at Seven World Trade Center, New York, New York 10048 and at 500 West Madison Street, 14th Floor, Chicago, Illinois 60661. You can obtain information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a Web site that contains information we file electronically with the SEC, which you can access over the Internet at http://www.sec.gov. You can obtain information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

   This prospectus is part of a registration statement we have filed with the SEC relating to the securities. As permitted by SEC rules, this prospectus does not contain all of the information we have included in the registration statement and the accompanying exhibits and schedules. You may refer to the registration statement, exhibits and schedules for more information about us and our securities. The registration statement, exhibits and schedules are available at the SEC's public reference room or through its Web site.

   The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all the offered securities. The documents we incorporate by reference are:

  . our Annual Report on Form 10-K for the year ended December 31, 2000, and

  . our Current Reports on Form 8-K filed with the SEC on February 7, 2001 (as amended on March 23, 2001), February 26, 2001 and April 9, 2001.

   In addition, we incorporate by reference any filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this registration statement and before the effectiveness of the registration statement.

   You may request a copy of these filings (other than an exhibit to those filings unless we have specifically incorporated that exhibit by reference into the filing), which we will provide at no cost, by writing or telephoning us at the following address:

   Transocean Sedco Forex Inc.
   4 Greenway Plaza
   Houston, Texas 77046
   Attention: Vice President of Investor Relations and Communications
   Telephone: (713) 232-7500

In order to ensure timely delivery of these documents, you should make such
request by     , 2001.

   You should rely only on the information contained or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized any person (including any salesman or broker) to provide information other than that provided in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on its cover page or that any information contained in any document we have incorporated by reference is accurate as of any date other than the date of the document incorporated by reference.

           CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

   This prospectus and the documents incorporated by reference in this prospectus contain both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. Forward-looking statements include information concerning our possible or assumed future financial performance and results of operations, including statements about the following subjects:

  .   business strategy,                     .   increased expenses,

  .   expected capital expenditures,         .   customer drilling programs,

  .   adequacy of source of funds for        .   utilization rates,
      liquidity needs,
                                             .   dayrates,
  .   results and effects of legal
      proceedings,                           .   other expectations with
                                                 regard to outlook,
  .   liabilities for tax issues,
                                             .   number and timing of idle rig
  .   adequacy of insurance coverage,            days,

  .   the timing and cost of completion of   .   timing of the sale of the
      capital projects,                          land and barge drilling
                                                 business in Venezuela,
  .   timing of delivery of drilling units,
                                             .   refinancing of indebtedness,
  .   expiration of rig contracts,
                                             .   loss contingencies and
  .   potential revenues,                        charges, and

  .   potential timing and proceeds of       .   the potential savings and
      asset sales,                               effects of our merger
                                                 transaction with R&B Falcon
                                                 Corporation.

   Forward-looking statements in this prospectus are identifiable by use of the following words and other similar expressions, among others:

  .   "anticipate,"                          .   "intent,"

  .   "believe,"                             .   "may,"

  .   "budget,"                              .   "might,"

  .   "could,"                               .   "plan,"

  .   "estimate,"                            .   "predict,"

  .   "expect,"                              .   "project," and

  .   "forecast,"                            .   "should."

   The following factors could affect our future results of operations and could cause those results to differ materially from those expressed in the forward-looking statements included in this prospectus or incorporated by reference:

  .   worldwide demand for oil and gas,

  . uncertainties relating to the level of activity in offshore and inland water oil and gas exploration and development,

  .   exploration success by producers,

  .   oil and gas prices,

  .   demand for offshore and inland water rigs,

  .   competition and market conditions in the contract drilling industry,

  . our ability to successfully integrate the operations of acquired businesses,

  . the significant amount of debt acquired in our merger transaction with R&B Falcon,

  . costs and other difficulties related to our merger transaction with R&B Falcon,

  .   delays or termination of drilling contracts due to a number of events,

  . cost overruns on shipyard projects and possible cancellation of drilling contracts as a result of delays or performance,

  .   work stoppages,

  .   our ability to enter into and the terms of future contracts,

  .   the availability of qualified personnel,

  . labor relations and the outcome of negotiations with unions representing workers,

  .   operating hazards,

  . political and other uncertainties inherent in non-U.S. operations (including exchange and currency fluctuations),

  .   the impact of governmental laws and regulations,

  .   compliance with or breach of environmental laws,

  .   the adequacy of sources of liquidity,

  .   the effect of litigation and contingencies, and

  . other factors discussed in this prospectus and in our other filings with the SEC.

   Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements.

          ENFORCEABILITY OF CIVIL LIABILITIES AGAINST FOREIGN PERSONS

   Transocean Sedco Forex is a Cayman Islands exempted company, and certain of our officers and directors may be residents of various jurisdictions outside the United States. All or a substantial portion of our assets and the assets of these persons may be located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States upon these persons or to enforce any United States court judgment obtained against these persons that are predicated upon the civil liability provisions of the Securities Act. We have agreed to be served with process with respect to actions based on offers and sales of the notes. To bring a claim against us, you may serve our Corporate Secretary, c/o Transocean Sedco Forex Inc., 4 Greenway Plaza, Houston, Texas 77046, our United States agent appointed for that purpose.

   Walkers, our Cayman Islands legal counsel, has advised us that there is doubt as to whether Cayman Islands courts would enforce (1) judgments of United States courts obtained in actions against us or other persons that are predicated upon the civil liability provisions of the Securities Act or (2) original actions brought against us or other persons predicated upon the Securities Act. There is no treaty between the United States and the Cayman Islands providing for enforcement of judgments, and there are grounds upon which Cayman Islands courts may not enforce judgments of United States courts. In general, Cayman Islands courts would not enforce any remedies if they are deemed to be penalties, fines, taxes or similar remedies.

                                    SUMMARY

   This summary highlights selected information from this prospectus to help you understand the terms of this exchange offer and the new notes. It likely does not contain all the information that is important to you or that you should consider in a decision to exchange old notes for new notes. To understand all of the terms of this exchange offer and the new notes and to attain a more complete understanding of our business and financial situation, you should carefully read this entire prospectus and the information we have incorporated by reference herein.

                          Transocean Sedco Forex Inc.

   We are a leading international provider of offshore contract drilling services for oil and gas wells. On March 1, 2001, we owned, had partial ownership interests in, operated or had under construction 166 mobile offshore and barge drilling units. Our active fleet included 13 high-specification drillships, three other drillships, 20 high-specification semisubmersibles (including four under construction at that time, although one has since commenced operation and another has since completed testing and commissioning), 30 other semisubmersibles, 55 jackup rigs, 37 drilling barges, five tenders and three submersible rigs. In addition, the fleet included four mobile offshore production units, two multi-purpose service vessels and three platform drilling rigs. We also have a fleet of land and barge drilling rigs in Venezuela consisting of 11 wholly owned and two partially owned land rigs and three lake barges.

   Our core business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including management of third-party well service activities. Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG."

   We are a Cayman Islands exempted company with principal executive offices in the United States located at 4 Greenway Plaza, Houston, Texas 77046. Our telephone number at that address is (713) 232-7500.

                               Business Strategy

   We are committed to achieving long-term growth through our strategy of:

  . capitalizing on our position as the largest offshore drilling company in the world, with the largest fleets of both deepwater and shallow water drilling units,

  . continuing our technological leadership in the development of offshore drilling methodologies,

  .   serving our customers in all major offshore operating areas,

  .   preserving our financial strength, and

  . achieving potential savings as a result of our mergers with Sedco Forex Holdings Limited and R&B Falcon.

   Largest Offshore Drilling Fleet. Through our mergers with Sedco Forex and R&B Falcon, we have created the largest fleet of mobile offshore drilling units in the world. We believe that this diverse fleet positions us with the necessary geographical coverage, technical capabilities, efficiencies and resources to meet our customers' needs and attract new customers.

  . Deepwater. We have the largest deepwater drilling fleet in the world, including some of the most technologically advanced deepwater drilling units in the industry. We fully or partially own, charter or manage 50 semisubmersibles (including two currently under construction) and 16 drillships. These drilling rigs, also known as "floaters," address our customers' drilling needs in mid-water depth and deepwater drilling locations, including some of the deepest waters and harshest environments in the world. Seventeen of these floaters are newly constructed or converted drilling units, including our two remaining units under construction, one of which is expected for completion and delivery in the second quarter of 2001 with the second expected in the third quarter of 2001.

  . Shallow Water. As a result of our merger with R&B Falcon, we have acquired a strong position in the natural gas drilling market in the shallow-water U.S. Gulf of Mexico. Included in our 55-unit jackup fleet are 29 units in the U.S. Gulf of Mexico, the largest jackup fleet in the United States. Our fleet also includes 33 inland drilling barges in the United States. This presence enables us to participate in the highly active North American natural gas drilling market, which has recently benefited from significantly improved pricing resulting from increased demand for the commodity and historically low inventory levels.

   Technological Leadership. Technology has always been and will continue to be a major factor in our ability to meet our customers' evolving needs, especially with respect to deepwater drilling. This is most evident today in our high-specification floaters, which utilize state-of-the-art systems to drill wells more efficiently, some in water more than a mile deep. For example, all three of our Discoverer Enterprise-class drillships are designed to realize significant cost savings during development drilling with the two drilling systems of our patented "dual-activity" process, compared with a "single-activity" rig that has only one drilling system. Our ultra-deepwater drilling rigs, including these "dual-activity" drillships, the Sedco Express-class semisubmersibles and the Deepwater Nautilus and Deepwater Horizon, are all designed to offer clients tools to improve the economics of their drilling projects.

   Geographic Diversity. We have a significant presence in all major offshore oil and gas drilling areas, including the North Sea, West Africa, Asia, the U.S. Gulf of Mexico and Brazil. Our infrastructure in these areas helps us to meet our customers' needs on a global basis and is designed to provide regional economies of scale and reduce the possible impact of any future downturn in a single geographic area. In addition, our longstanding commitment to operate in major markets has increased our knowledge of our customers' region-specific needs, and helps us build strong relationships with clients, vendors, regulators and others important to our operations.

   Financial Strength. We were able to preserve an investment grade rating even though the merger with R&B Falcon increased the combined company's debt level (the combined company's pro forma consolidated net debt to total capitalization ratio on December 31, 2000 was 29%, as compared to a 26% ratio for Transocean Sedco Forex on the same date). We believe that our financial strength positions our company to respond to the needs of our customers and provides protection in the event of a downturn in the offshore drilling sector.

   Operating Efficiencies. We expect to achieve cost savings from our mergers with Sedco Forex and R&B Falcon through elimination of duplicative overhead and redundant shore-based facilities and increased purchasing power in areas such as insurance and materials.

                              Recent Developments

   On January 31, 2001, we completed a merger transaction with R&B Falcon in which our indirect wholly owned subsidiary, TSF Delaware Inc., merged with and into R&B Falcon. As a result of the merger, R&B Falcon common shareholders received 0.5 newly issued ordinary shares of our company for each R&B Falcon share. We issued 106,061,595 ordinary shares in exchange for the issued and outstanding shares of R&B Falcon and assumed warrants and options exercisable for approximately 13.2 million ordinary shares. The 106,061,595 ordinary shares issued in exchange for the issued and outstanding shares of R&B Falcon constituted approximately 33 percent of the outstanding ordinary shares after the merger. We accounted for the merger using the purchase method of accounting with our company treated as the acquiror.

   Concurrently with the closing of the merger, a subsidiary of R&B Falcon contributed its inland marine support vessel business to Delta Towing Holdings, LLC. In connection with this contribution, the R&B Falcon subsidiary received secured contingent notes valued at $80 million and a 25 percent ownership interest in Delta Towing.

   On February 13, 2001, a joint venture in which we hold a 25 percent interest, Sea Wolf Drilling Limited and its wholly owned subsidiaries, completed the sale of the two semisubmersible rigs owned by the venture, the Drill Star and Sedco Explorer, to Pride International, Inc. and certain of its subsidiaries. Sea Wolf received approximately $45 million in cash and approximately 3 million shares of Pride common stock in exchange for the two rigs. We will bareboat charter the Drill Star, now known as the Pride North Atlantic, from Pride until approximately September 2001. We will no longer charter the Sedco Explorer.

   On March 5, 2001, R&B Falcon commenced a tender offer for all of the outstanding 11.375% Senior Secured Notes due 2009 of its affiliate RBF Finance Co. The offer expired on April 9, 2001. Under the terms of the offer, R&B Falcon purchased the outstanding 11.375% Senior Secured Notes at a purchase price of $493,200,000, including accrued interest. Concurrently with the launch of the tender offer, RBF Finance Co. called its 11% Senior Secured Notes due 2006 and R&B Falcon called its 12.25% Senior Notes due 2006 for redemption on April 6, 2001. The 11% Senior Secured Notes were redeemed at a "make-whole" redemption price of $503,696,000, including accrued interest, and the 12.25% Senior Notes were redeemed at a "make-whole" redemption price of $262,780,000, including accrued interest. On April 18, 2001, Cliffs Drilling Company called its 10.25% Senior Notes due 2003 for redemption on May 18, 2001 at an aggregate redemption price of approximately $205 million plus accrued and unpaid interest.

   We have recently completed the phase out of our turnkey operations. The turnkey drilling activities were acquired as a result of our merger transaction with R&B Falcon.

   We plan to sell our land and barge drilling business in Venezuela. We are in discussions with possible buyers and expect to close the sale in the second quarter of 2001, provided we are able to realize an acceptable sale price. The land and barge drilling business in Venezuela was acquired as a result of our merger transaction with R&B Falcon.

                                    Outlook

   Fleet utilization during 2000, when compared to 1999, was affected by planned and unplanned downtime, seasonal weakness in the U.K. sector of the North Sea, a sluggish floater market in Asia and continued delays associated with the activation of newbuild rigs. We expect that the combined company (after the R&B Falcon merger) will experience more than 1,000 idle rig days of shipyard time in 2001 (excluding rigs under construction) in connection with planned maintenance and rig upgrades and estimate that approximately 65 percent of that time will occur in the first half of the year. Results for 2001 will also be affected by delays in the delivery of newbuild rigs.

   General market conditions continued to gradually improve during 2000, particularly during the second half of the year, although worldwide customer spending did not materially increase during the year from 1999. Oil and gas prices again remained at relatively strong levels during the year, and we expect client spending levels to increase during 2001 based upon their previously announced budgets. We also expect to see a balanced increase in spending between U.S. and international markets and continued increases in spending in the gas-intensive, shallow water areas of the U.S. Gulf of Mexico. There have been signs of improving market dayrates, especially for higher specification units. This improving market is evidenced by recent contract awards and extensions on a number of rigs, including the Sovereign Explorer in the U.K. sector of the North Sea, Transocean Richardson and Transocean Amirante in the U.S. Gulf of Mexico and Transocean Nordic in Norway. However, we cannot predict with certainty that the increase in customer spending will indeed materialize or, if it does occur, the ultimate degree to which utilization and dayrates will be affected. The contract drilling market historically has been highly competitive and cyclical. A decline in oil or gas prices could reduce demand for our drilling services and adversely affect both utilization and dayrates.

   We expect weakness in our results for the first half of 2001. We anticipate higher levels of expenses during 2001 due to a variety of factors, including the following. We expect to complete our remaining major construction projects by the end of the third quarter of 2001, resulting in increased interest expense as project related expenditures will no longer be capitalized. We have begun or currently have plans for significant shipyard upgrade and maintenance projects for at least six rigs which could result in increased expenses during 2001. We replaced existing employment agreements with certain executives which contained change in control provisions that had been triggered by the Sedco Forex merger. These new agreements will require us to recognize approximately $5.8 million in additional compensation expense during 2001. Finally, the labor market for rig workers, especially in the U.S. Gulf of Mexico, has tightened as rig utilization rates have increased. If this trend continues, we may incur higher compensation expense to attract and retain qualified rig personnel.

   On March 1, 2001, approximately 50 percent of our mobile offshore drilling unit fleet days were committed for the remainder of 2001 and 17 percent for the year 2002.

                         Summary of the Exchange Offer

   On April 5, 2001, we completed a private offering of the old notes. We received proceeds, after deducting the discount to the initial purchasers, of approximately $1,283,749,000 from the sale of the old notes.

   In connection with the offering of the old notes, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes in which we agreed to deliver this prospectus to you and to use our reasonable best efforts to complete the exchange offer for the old notes by
             , 2001. In the exchange offer, you are entitled to exchange your old notes for new notes, with substantially identical terms, the issuance of which has been registered with the SEC. The exchange offer consists of separate, independent exchange offers for each series of notes. You should read the discussion under the headings "--The New Notes" beginning on page 14 and "Description of the Notes" beginning on page 43 for further information about the new notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights for your old notes.

   We have summarized the terms of the exchange offer below. You should read the discussion under the heading "The Exchange Offer" beginning on page 34 for further information about the exchange offer and resale of the new notes.

The exchange offer..........  We are offering to exchange up to $700,000,000 principal amount of the new 6.625% Notes due 2011 for up to $700,000,000 principal amount of the old 6.625% Notes due 2011.

                              We are offering to exchange up to $600,000,000 principal amount of the new 7.500% Notes due 2031 for up to $600,000,000 principal amount of the old 7.500% Notes due 2031.

                              Old notes may only be exchanged in $1,000 increments. Terms of the new notes are identical in all material respects to those of the old notes except that the new notes will not be subject to transfer restrictions and holders of the new notes will have no registration rights. Also, the new notes will not contain provisions for an increase in their stated interest rate. Old notes that are not tendered for exchange will continue to be subject to transfer restrictions and will not have registration rights. Therefore, the market for secondary resales of old notes that are not tendered for exchange is likely to be minimal.

Expiration date.............  Each exchange offer will expire at 5:00 p.m., New
                              York City time, on                , 2001, or such
                              later date and time to which we may extend it. Please read "The Exchange Offer--Extensions, Delay in Acceptance, Termination or Amendment" on page 35 for more information about an extension of the expiration date.

Withdrawal of tenders.......  You may withdraw your tender of old notes at any time before the expiration date. We will return to you, without charge, promptly after the expiration or termination of the exchange offer any old notes that you tendered but were not accepted for exchange.

Conditions to the exchange
 offer......................  We will not be required to accept old notes for exchange:

                              . if the exchange offer would be unlawful or would violate any interpretation of the staff of the SEC, or

                              . if any legal action has been instituted or threatened that would impair our ability to proceed with the exchange offer.

                              The exchange offer is not conditioned on any minimum aggregate principal amount of old notes being tendered. Please read "The Exchange Offer-- Conditions to the Exchange Offer" on page 36 for more information about the conditions to the exchange offer.

Procedures for tendering
 old notes..................  If your old notes are held through The Depositary
                              Trust Company, or "DTC," and you wish to participate in the exchange offer, you may do so through DTC's automated tender offer program. If you tender under this program, you will agree to be bound by the letter of transmittal that we are providing with this prospectus as though you had signed the letter of transmittal. By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

                              .   any new notes that you receive will be
                                  acquired in the ordinary course of your
                                  business,

                              . you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes,

                              . you are not our "affiliate," as defined in Rule 405 of the Securities Act, or, if you are our affiliate, you will comply with any applicable registration and prospectus delivery requirements of the Securities Act,

                              . if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes, and

                              . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of these new notes.


Special procedures for
 beneficial owners..........  If you own a beneficial interest in old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender the old notes in the exchange offer, please contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf and to comply with our instructions described in this prospectus.


Guaranteed delivery
 procedures.................  You must tender your old notes according to the guaranteed delivery procedures described in "The Exchange Offer--Procedures for Tendering-- Guaranteed Delivery Procedures" on page 40 if any of the following apply:

                              . you wish to tender your old notes but they are not immediately available,

                              . you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent before the expiration date, or

                              .   you cannot comply with the applicable
                                  procedures under DTC's automated tender offer program before the expiration date.

U.S. federal income tax
 considerations.............  The exchange of old notes for new notes in the exchange offer should not be a taxable event for U.S. federal income tax purposes. Please read "Certain United States Federal Tax Consequences" on page 54.

Use of proceeds.............  We will not receive any cash proceeds from the issuance of new notes in the exchange offer.

Registration rights.........  If we fail to complete the exchange offer and a resale registration statement in respect of the old notes is not declared effective within specified time periods, we may be obligated to pay additional interest to holders of old notes. Please read "Description of the Notes--Exchange Offer and Registration Rights" beginning on page 52 for more information regarding your rights as a holder of old notes.

                               The Exchange Agent

   We have appointed The Chase Manhattan Bank as exchange agent for the exchange offer. Please direct questions and requests for assistance, requests for additional copies of this prospectus or of the letter of transmittal and requests for the notice of guaranteed delivery to the exchange agent. If you are not tendering under DTC's automated tender offer program, you should send the letter of transmittal and any other required documents to the exchange agent as follows:

                            The Chase Manhattan Bank

      By Hand or Courier or Mail (if by Mail, Registered or Certified Mail
                                 Recommended):

                            The Chase Manhattan Bank
                          2001 Bryan Street, 9th Floor
                              Dallas, Texas 75201
                             Attention: Frank Ivins

            By Facsimile Transmission (Eligible Institutions Only):

                                 (713) 577-5200
                           Attention: Mauri J. Cowen

                             Confirm By Telephone:

                                 (713) 216-6686
                           Attention: Mauri J. Cowen

                                 The New Notes

   The new notes will be freely tradable and otherwise substantially identical to the old notes. The new notes will not have registration rights or provisions for additional interest. The new notes of a series will evidence the same debt as the old notes of that series, and the old notes and the new notes will be governed by the same indenture. The old notes of a series and the new notes of the same series will vote together as a single separate class under the indenture.

Securities offered..........  $700 million aggregate principal amount of 6.625%
                              Notes due April 15, 2011.

                              $600 million aggregate principal amount of 7.500% Notes due April 15, 2031.

                              We will issue the notes in global form.

Ranking.....................  The new notes will rank equally with all of our existing unsecured, unsubordinated debt and senior to any future subordinated debt.

Interest payment dates......  April 15 and October 15, commencing on October
                              15, 2001.

Redemption at our option....  We may choose to redeem some or all of the new notes at any time. The redemption price will be an amount equal to 100% of the principal amount of notes being redeemed, plus a make-whole premium, if any, which is determined by reference to a fixed spread of 25 basis points for the 6.625% Notes and 35 basis points for the 7.500% Notes, in each case over a specified U.S. Treasury yield.

Covenants...................  The indenture relating to the new notes contains limitations on our ability to incur debt secured by specified liens, to engage in sale/leaseback transactions and to engage in specified merger, consolidation or reorganization transactions.

Absence of public markets
 for the notes..............  There is no existing market for the new notes. We cannot provide any assurance about:

                              . the liquidity of any markets that may develop for the new notes,

                              .   your ability to sell the new notes, and

                              . the prices at which you will be able to sell the new notes.

                              Future trading prices of the new notes will depend on many factors, including:

                              .   prevailing interest rates,

                              .   our operating results,

                              .   the ratings of the new notes, and

                              .   the market for similar securities.

                              The initial purchasers of the old notes have advised us that they currently intend to make a market in the new notes that we issue in the exchange offer. Those initial purchasers do not, however, have any obligation to do so, and they may discontinue any market-making activities at any time without any notice. In addition, we do not intend to apply for listing of the new notes on any securities exchange or for quotation of the new notes in any automated dealer quotation system.

         Summary Pro Forma and Historical Summary Financial Information

   The following table presents summary pro forma and summary historical financial data concerning Transocean Sedco Forex and R&B Falcon. The pro forma statement of operations data assume that the merger between Transocean Sedco Forex and R&B Falcon was completed on January 1, 2000 and the pro forma balance sheet data assume that the merger was completed on December 31, 2000. The pro forma information does not necessarily indicate what the operating results or financial position of the combined company would have been had the merger been completed on January 1, 2000, or what the future operating results or financial position of the combined company will be. In particular, the unaudited pro forma combined statement of operations data do not include adjustments to reflect any cost savings or other operational efficiencies that may be realized as a result of the merger of Transocean Sedco Forex and R&B Falcon, or any future merger-related restructuring or integration expenses. The historical financial information has been derived from the audited financial statements of Transocean Sedco Forex and R&B Falcon for the periods presented.

   You should read this summary financial information in conjunction with the unaudited pro forma financial information incorporated by reference in this prospectus from our Current Report on Form 8-K filed on February 7, 2001 (as amended on March 23, 2001) and the business and financial information included in our annual report on Form 10-K for the year ended December 31, 2000 and our other filings with the SEC.

                                                  Year Ended December 31, 2000
                                                --------------------------------
                                                     Historical
                                                --------------------
                                                Transocean            Pro Forma
                                                  Sedco       R&B    Transocean
                                                  Forex     Falcon   Sedco Forex
                                                ---------- --------- -----------
                                                              (in
                                                           millions) (unaudited)
Statement of Operations Data
Operating revenues............................    $1,230    $1,052     $ 2,250
Operating income (loss).......................       133       223         148
Income (loss) from continuing operations
 before extraordinary items and preferred
 dividends....................................       107       (58)        (94)
Income (loss) from continuing operations
 before extraordinary items applicable to
 ordinary/common shareholders.................       107      (265)       (301)

Other Financial Data
Capital expenditures, exclusive of non-cash
 items(a).....................................    $  575    $  465     $ 1,040
EBITDA(b).....................................       401       372         785
Ratio of net debt to total capitalization(c)..        26%       66%         29%
Ratio of net debt to EBITDA(c)................       3.5       7.0         5.5
Ratio of earnings to fixed charges(d)(e)......       1.5        --
Supplemental pro forma ratio of earnings to
 fixed charges(d)(e)..........................                              --
Supplemental pro forma as adjusted ratio of
 earnings to fixed charges(d)(e)(f)...........                              --
Balance Sheet Data (as of year end)
Cash and cash equivalents(c)..................    $   35    $  358     $   393
Property and equipment, net...................     4,695     3,798       8,790
Total assets..................................     6,359     4,795      16,754
Long-term obligations (including current
 portion).....................................     1,453     2,933       4,700
Shareholders' equity..........................     4,004     1,376      10,646

--------
(a) The R&B Falcon and pro forma capital expenditures exclude $11 million of property and equipment purchased in exchange for noncurrent liabilities.

(b) EBITDA (income (loss) from continuing operations before extraordinary items, interest, taxes, depreciation and amortization) is presented here because it is a widely accepted financial indication of a company's ability to incur and service debt. EBITDA measures presented may not be comparable to similarly titled measures used by other companies. EBITDA is not a measurement presented in accordance with accounting principles generally accepted in the United States ("GAAP") and is not intended to be used in lieu of GAAP presentations of results of operations and cash provided by operating activities.
(c) R&B Falcon cash and cash equivalents includes $45.3 million subject to certain restrictions, which amount was excluded in determining net debt.
(d) We have computed the ratios of earnings to fixed charges by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges, distributed earnings of unconsolidated joint ventures and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and an estimate of the interest within rental expense. See "Ratio of Earnings to Fixed Charges" in this prospectus for additional information.
(e) R&B Falcon earnings, supplemental pro forma earnings and supplemental pro forma as adjusted earnings were insufficient to cover fixed charges by $44.3 million, $130.5 million and $141.3 million, respectively.
(f) As adjusted to reflect the issuance of the 6.625% Notes due April 15, 2011 and the 7.500% Notes due April 15, 2031 and the application of the net proceeds as described under "Private Placement" and the purchase in a tender offer of all outstanding 11.375% Senior Secured Notes of RBF Finance Co. and the redemption of all outstanding 11% Senior Secured Notes of RBF Finance Co. and all outstanding 12.25% Senior Notes of R&B Falcon.

                                  RISK FACTORS

   In addition to the other information contained in this prospectus and the documents incorporated by reference, you should carefully consider the following risk factors. If any of the following risks occur, our business, financial condition or results of operations could be materially adversely affected.

Our business depends on the level of activity in the oil and gas industry, which is significantly affected by volatile oil and gas prices.

   Our business depends on the level of activity in oil and gas exploration, development and production in markets worldwide, with the U.S. and international offshore and U.S. inland marine areas being our primary markets. Oil and gas prices, market expectations of potential changes in these prices and a variety of political and economic factors significantly affect this level of activity. Oil and gas prices are extremely volatile and are affected by numerous factors, including the following:

  .   worldwide demand for oil and gas;

  . the ability of the Organization of Petroleum Exporting Countries, commonly called "OPEC," to set and maintain production levels and pricing;

  .   the level of production in non-OPEC countries;

  . the policies of various governments regarding exploration and development of their oil and gas reserves;

  .   advances in exploration and development technology; and

  .   the political environment in oil-producing regions.

The level of activity in the oil and gas industry has not fully recovered from the recent downturn, which continues to adversely affect our dayrates and rig utilization.

   The global reduction in exploration and development spending by our customers, resulting from the sustained period of significantly lower oil and gas prices from late 1997 through early 1999 and consolidation activity among major oil producers over the same period, resulted in lower utilization and dayrates for our drilling rigs during that period. Despite a recovery in crude oil and gas prices that began in the latter part of 1999, worldwide customer spending levels have only begun to appreciably increase from spending levels during 1999 and there remains surplus rig capacity, particularly in the lower specification semisubmersible and some jackup markets. A decline in oil or gas prices could reduce demand for our drilling services and adversely affect both utilization and dayrates.

Our industry is highly competitive and cyclical, with intense price competition.

   The offshore and inland marine contract drilling industry is highly competitive with numerous industry participants, none of which has a dominant market share. Drilling contracts are traditionally awarded on a competitive bid basis. Intense price competition is often the primary factor in determining which qualified contractor is awarded a job, although rig availability and the quality and technical capability of service and equipment may also be considered.

   Our industry has historically been cyclical. There have been periods of high demand, short rig supply and high dayrates, followed by periods of low demand, excess rig supply and low dayrates. The industry experienced a period of moderately increased demand on a global basis during 2000 as a result of relatively strong oil and gas prices during the year. However, our clients did not significantly increase their spending, except in the United States. Changes in commodity prices can have a dramatic effect on rig demand, and periods of excess rig supply intensify the competition in the industry and often result in rigs being idle for long periods of time.

Our drilling contracts may be terminated due to a number of events.

   Our customers may terminate some of our term drilling contracts under various circumstances such as the loss or destruction of the drilling unit or the suspension of drilling operations for a specified period of time as a result of a breakdown of major equipment. Some drilling contracts permit the customer to terminate the contract at the customer's option without paying a termination fee. In addition, the drilling contracts for the Sedco Express-class newbuild rigs contain termination or term reduction provisions tied to late delivery of these rigs and a unit of TotalFinaElf cancelled the Sedco Express contract because of late delivery. If our customers cancel some of our significant contracts and we are unable to secure new contracts on substantially similar terms, it could adversely affect our results of operations. In reaction to depressed market conditions, our customers may also seek renegotiation of firm drilling contracts to reduce their obligations.

Our shipyard projects are subject to delays and cost overruns.

   As of April 30, 2001, we had two new rigs in the testing and commissioning phase and plans for significant shipyard upgrade and maintenance projects for at least six rigs during 2001. These shipyard projects are subject to the risks of delay or cost overruns inherent in any large construction project resulting from numerous factors, including the following:

  . engineering, software or systems problems, including those relating to the commissioning of newly designed equipment;

  .   shortages of equipment, materials or skilled labor;

  .   unscheduled delays in the delivery of ordered materials and equipment;

  .   work stoppages;

  .   shipyard unavailability;

  .   weather interference;

  .   unanticipated cost increases; and

  .   difficulty in obtaining necessary permits or approvals.

   These factors may contribute to cost variations and delays in the completion of our shipyard projects. Delays in delivery of the newbuild units would result in delays in contract commencements, resulting in a loss of revenue to us, and may also cause clients to terminate or shorten the term of the drilling contracts for these rigs, as described above. In the event of the termination of a drilling contract for one of these rigs, there can be no assurance that we would be able to secure a replacement contract on as favorable terms.

We may face difficulties in integrating our combined operations.

   We have been involved in two merger transactions in the last two years. We may not be able to integrate the operations of the merged or acquired companies without a loss of employees, customers or suppliers, a loss of revenues, an increase in operating or other costs or other difficulties. In addition, we may not be able to realize the operating efficiencies, synergies, cost savings or other benefits expected from these transactions.

   We plan to restructure the ownership of a portion of the assets currently held by R&B Falcon and its subsidiaries. This restructuring is intended to lower the worldwide effective corporate tax rate from what that rate would have been in the absence of the restructuring and to achieve operational efficiencies, including improved worldwide cash management and increased flexibility for operating rigs in various jurisdictions. Any transfers of assets by R&B Falcon or one of its subsidiaries to Transocean Sedco Forex or one of its non-U.S. subsidiaries in this restructuring could, in some cases, result in the imposition of additional taxes.

We acquired a significant amount of debt in the merger with R&B Falcon.

   R&B Falcon was subject to a significant amount of debt. Our overall debt level increased as a result of this R&B Falcon debt after the merger. Some of this debt has relatively high interest rates. The R&B Falcon debt agreements also contain restrictions and requirements that may limit our flexibility in conducting our operations.

Our business involves numerous operating hazards.

   Our operations are subject to the usual hazards inherent in the drilling of oil and gas wells, such as blowouts, reservoir damage, loss of production, loss of well control, punchthroughs, craterings and fires. The occurrence of these events could result in the suspension of drilling operations, damage to or destruction of the equipment involved and injury or death to rig personnel. We may also be subject to personal injury and other claims of rig personnel as a result of our drilling operations. Operations also may be suspended because of machinery breakdowns, abnormal drilling conditions, failure of subcontractors to perform or supply goods or services or personnel shortages. In addition, offshore drilling operators are subject to perils peculiar to marine operations, including capsizing, grounding, collision and loss or damage from severe weather. Damage to the environment could also result from our operations, particularly through oil spillage or extensive uncontrolled fires. We may also be subject to property, environmental and other damage claims by oil and gas companies. Our insurance policies and contractual rights to indemnity may not adequately cover losses, and we may not have insurance coverage or rights to indemnity for all risks. If a significant accident or other event occurs and is not fully covered by insurance or a recoverable indemnity from a client, it could adversely affect our consolidated financial position or results of operations.

   In March 2001, a production facility located offshore Brazil sank in approximately 4000 feet of water, resulting in loss of life and equipment, and the release of hydrocarbons into the water. We had no interest in this facility, but do have 15 rigs working in Brazil including two rigs working in the same field as this facility was located. There can be no assurance that this event will not result in delays or other changes in the development or exploration efforts offshore of Brazil or other areas and thereby affect our operations.

We continue to conduct some turnkey drilling operations, which expose us to risks normally borne by the operator under a daywork drilling contract.

   We conduct most of our drilling services under daywork drilling contracts where the customer pays for the period of time required to drill or workover a well. However, we have provided a portion of our services under turnkey drilling contracts from time to time although we have recently phased out our turnkey operations. Under turnkey drilling contracts, a well is drilled to a contract depth under specified conditions for a fixed price. Our risks under a turnkey drilling contract are substantially greater than those in connection with a well drilled on a daywork basis because under a turnkey drilling contract we will normally assume most of the risks associated with drilling operations, including the risks of blowout, loss of hole, stuck drill stem, machinery breakdowns, abnormal drilling conditions, and risks associated with subcontractors' services, supplies and personnel. These risks are generally assumed by the client in a daywork contract.

Our non-U.S. operations will involve additional risks not associated with our U.S. operations.

   We operate in various regions throughout the world that may expose us to political and other uncertainties, including risks of:

  .   war and civil disturbances;

  .   expropriation of equipment;

  .   the inability to repatriate income or capital; and

  .   changing taxation policies.

   Many governments favor or effectively require the awarding of drilling contracts to local contractors or require foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. These practices may adversely affect our ability to compete.

   Our non-U.S. contract drilling operations are subject to various laws and regulations in countries in which we operate, including laws and regulations relating to the equipment and operation of drilling units, currency conversions and repatriation, oil and gas exploration and development and taxation of offshore earnings and earnings of expatriate personnel. Governments in some foreign countries have become increasingly active in regulating and controlling the ownership of concessions and companies holding concessions, the exploration of oil and gas and other aspects of the oil and gas industries in their countries. In addition, government action, including initiatives by OPEC, may continue to cause oil or gas price volatility. In some areas of the world, this governmental activity has adversely affected the amount of exploration and development work done by major oil companies and may continue to do so.

   Another risk inherent in our operations is the possibility of currency exchange losses where revenues are received and expenses are paid in foreign currencies. We may also incur losses as a result of an inability to collect revenues because of a shortage of convertible currency available to, or transfer or exchange by, the country of operation.

Failure to retain key personnel could hurt our operations.

   We require highly skilled personnel to operate and provide technical services and support for our drilling units. To the extent that demand for drilling services and the size of the worldwide industry fleet increase, shortages of qualified personnel could arise, creating upward pressure on wages.

   On a worldwide basis, we had approximately 14 percent of our employees working under collective bargaining agreements on March 1, 2001, most of whom were working in Norway, Nigeria, Trinidad and Venezuela. Of these represented employees, a majority are working under agreements that are subject to salary negotiation in 2001. In addition, the Company has signed a recognition agreement requiring negotiation with a labor union representing employees in the U.K. These negotiations could result in collective bargaining agreements covering these employees, which could result in higher personnel expenses, other increased costs or increased operating restrictions.

Governmental laws and regulations may add to our costs or limit drilling activity.

   Our operations are affected from time to time in varying degrees by governmental laws and regulations. The drilling industry is dependent on demand for services from the oil and gas exploration industry and, accordingly, is also affected by changing tax and other laws relating to the energy business generally. We may be required to make significant capital expenditures to comply with laws and regulations. It is also possible that these laws and regulations may in the future add significantly to operating costs or may limit drilling activity.

Compliance with or breach of environmental laws can be costly and could limit our operations.

   Our operations are subject to regulations controlling the discharge of materials into the environment, requiring removal and cleanup of materials that may harm the environment or otherwise relating to the protection of the environment. For example, as an operator of mobile offshore drilling units in navigable United States waters and some offshore areas, we may be liable for damages and costs incurred in connection with oil spills related to those operations. Laws and regulations protecting the environment have become more stringent in recent years, and may in some cases impose strict liability, rendering a person liable for environmental damage without regard to negligence. These laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on our financial position and results of our operations.

Our holding company structure results in substantial structural subordination and may affect our ability to make payments on the notes.

   The notes are obligations exclusively of Transocean Sedco Forex. We are a holding company and, accordingly, substantially all of our operations are conducted through our subsidiaries. As a result, our cash flow and our ability to service our debt, including the notes, is dependent upon the earnings of our subsidiaries and on the distribution of earnings, loans or other payments by our subsidiaries to us.

No market currently exists for the new notes, and we cannot assure you that an active trading market for the new notes will develop.

   The new notes comprise a new issue of securities for which there is currently no public market. Although the initial purchasers of the old notes have informed us that they intend to make a market in the new notes that we issue in this exchange offer, they have no obligation to do so and may cease these activities at any time without notice. If the new notes are traded after their initial issuance, they may trade at a discount from their initial public offering price or the initial public offering price of the old notes, depending on prevailing interest rates, the market for similar securities, our performance and other factors. To the extent that an active trading market for the new notes does not develop, the liquidity and trading prices for the new notes may be harmed. Thus, you may not be able to liquidate your investment rapidly, and your lenders may not readily accept the new notes as collateral for loans. We do not currently intend to apply to list the new notes on any securities exchange or public market.

                               PRIVATE PLACEMENT

   We issued $700 million principal amount of 6.625% Notes due 2011 and $600 million principal amount of 7.500% Notes due 2031 on April 5, 2001 to the initial purchasers of those notes at prices of 98.827% and 98.660% of the principal amount, respectively. We issued the old notes to the initial purchasers in a transaction exempt from or not subject to registration under the Securities Act. The initial purchasers then offered and resold the old notes to qualified institutional buyers or non-U.S. persons in compliance with Regulation S under the Securities Act initially at the following prices:

  .   99.477% of the principal amount of the 6.625% Notes due 2011.

  .   99.535% of the principal amount of the 7.500% Notes due 2031.

   We received aggregate net proceeds, before expenses, of approximately $1,283,749,000 from the sale of the old notes. We used those proceeds to provide funding for:

  . the purchase price of $493,200,000, including accrued interest, for securities acquired by R&B Falcon pursuant to its tender offer for the 11.375% Senior Secured Notes due 2009 of RBF Finance Co.,

  . the redemption price of $503,696,000, including accrued interest, for the 11% Senior Secured Notes due 2006 of RBF Finance Co., and

  . the redemption price of $262,780,000, including accrued interest, for the 12.25% Senior Notes due 2006 of R&B Falcon.

   The remaining net proceeds were used for general corporate purposes.

                                USE OF PROCEEDS

   We will not receive any cash proceeds from the issuance of the new notes. In consideration for issuing the new notes of each series, we will receive in exchange a like principal amount of old notes of the same series. The old notes surrendered in exchange for the new notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the new notes will not result in any change in our capitalization.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of December 31, 2000
(1) on a pro forma basis as adjusted to give effect to the R&B Falcon merger and (2) on a pro forma basis as adjusted to reflect the issuance of the old notes and the application of the net proceeds as described under "Private Placement."

                                                              December 31, 2000
                                                             -------------------
                                                               Pro    Pro Forma
                                                              Forma  As Adjusted
                                                             ------- -----------
                                                                (In millions)
Cash and Cash Equivalents................................... $   393   $   417
                                                             =======   =======
Debt
  6.625% Notes due 2011(1).................................. $    --       696
  7.500% Notes due 2031(1)..................................      --       597
  7.45% Notes due 2027......................................      94        94
  Zero Coupon Convertible Debentures due 2020(2)............     498       498
  8.00% Debentures due 2027.................................     198       198
  Term Loan Agreement.......................................     400       400
  ABN Revolving Credit Agreement............................     180       180
  6.90% Notes Payable due 2004..............................      15        15
  Secured Rig Financing.....................................      69        69
  6.5% Senior Notes due 2003................................     252       252
  9.125% Senior Notes due 2003..............................     108       108
  10.25% Senior Notes due 2003(3)...........................     208       208
  6.75% Senior Notes due 2005...............................     356       356
  11% Senior Secured Notes due 2006.........................     492        --
  12.25% Senior Notes due 2006..............................     256        --
  6.95% Senior Notes due 2008...............................     253       253
  9.5% Senior Notes due 2008................................     355       355
  11.375% Senior Secured Notes due 2009.....................     484        --
  7.375% Senior Notes due 2018..............................     251       251
  Project Financing.........................................     229       229
  Other.....................................................       2         2
                                                             -------   -------
Total Debt..................................................   4,700     4,761
  Less Current Maturities...................................      65        65
    Total Long-Term Debt.................................... $ 4,635   $ 4,696
                                                             -------   -------
Total Shareholder's Equity.................................. $10,646   $10,646
                                                             -------   -------
    Total Capitalization.................................... $15,346   $15,407
                                                             =======   =======

--------
(1) Net of unamortized discount.
(2) Net of unamortized discount and issue costs.
(3) These notes have been called for redemption on May 18, 2001.

                       RATIO OF EARNINGS TO FIXED CHARGES

   Our ratio of earnings to fixed charges for each of the periods shown is as follows:

                                                Year Ended December 31,
                                          ------------------------------------
                                          2000 1999(a) 1998(a) 1997(a) 1996(a)
                                          ---- ------- ------- ------- -------
Historical ratio of earnings to fixed
 charges................................. 1.5    1.4     9.7    10.3    12.5
Supplemental pro forma ratio of earnings
 to fixed charges(b).....................  --
Supplemental pro forma as adjusted ratio
 of earnings to fixed charges(b).........  --

--------
(a) The ratios for each of the years in the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex, not those of Transocean Offshore Inc.
(b) Supplemental pro forma earnings and supplemental pro forma as adjusted earnings were insufficient to cover fixed charges by $130.5 million and $141.3 million, respectively.

   We have computed the ratios of earnings to fixed charges shown above by dividing earnings available for fixed charges by fixed charges. For this purpose, "earnings available for fixed charges" consist of pretax income (loss) from continuing operations before extraordinary items plus fixed charges, distributed earnings of unconsolidated joint ventures and amortization of capitalized interest, less capitalized interest and undistributed equity in earnings of joint ventures. "Fixed charges" consist of interest expense, capitalized interest and an estimate of the interest within rental expense.

   On January 31, 2001, we completed our merger transaction with R&B Falcon. The merger was accounted for as a purchase, with our company as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the year ended December 31, 2000 include only the earnings and fixed charges of Transocean Sedco Forex. On December 31, 1999, we completed our merger with Sedco Forex Holdings Limited, the former offshore contract drilling business of Schlumberger Limited. The merger was accounted for as a purchase, with Sedco Forex as the acquiror for accounting purposes. The historical ratios of earnings to fixed charges for the four year period ended December 31, 1999 include only the earnings and fixed charges of Sedco Forex.

   The supplemental pro forma ratio of earnings to fixed charges for the year ended December 31, 2000 assumes that we completed the merger transaction with R&B Falcon on January 1, 2000. This pro forma information does not necessarily reflect what the ratio of earnings to fixed charges would have been if the merger had been completed on that date nor does it necessarily reflect any future ratio of earnings to fixed charges.

   The supplemental pro forma as adjusted ratio of earnings to fixed charges for the year ended December 31, 2000 reflects the supplemental pro forma ratio shown above, as adjusted to reflect the issuance of the old notes and the application of the net proceeds as described under "Private Placement" and assumes the old notes were issued as of January 1, 2000.

                          TRANSOCEAN SEDCO FOREX INC.

   We are a leading international provider of offshore contract drilling services for oil and gas wells. On March 1, 2001, we owned, had partial ownership interests in, operated or had under construction 166 mobile offshore and barge drilling units. Our active fleet included 13 high-specification drillships, three other drillships, 20 high-specification semisubmersibles (including four under construction at that time, although one has since commenced operating and another has since completed testing and commissioning), 30 other semisubmersibles, 55 jackup rigs, 37 drilling barges, five tenders and three submersible rigs. In addition, the fleet included four mobile offshore production units, two multi-purpose service vessels and three platform rigs. We also have a fleet of land and barge drilling rigs in Venezuela consisting of 11 wholly owned and two partially owned land rigs and three lake barges.

   Our core business is to contract these drilling rigs, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells. We specialize in technically demanding segments of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services. We also provide additional services, including management of third-party well service activities. Our ordinary shares are listed on the New York Stock Exchange under the symbol "RIG."

   We are a Cayman Islands exempted company with principal executive offices in the United States located at 4 Greenway Plaza, Houston, Texas 77046. Our telephone number at that address is (713) 232-7500.

Drilling Rig Types

   We principally use four types of drilling rigs:

  .   drillships,

  .   semisubmersibles,

  .   jackups, and

  .   barge drilling rigs.

   Also included in our fleet are mobile offshore production units, multi-purpose service vessels, tenders, submersible rigs, platform drilling rigs and land drilling rigs.

   Most of our drilling equipment is suitable for both exploration and development drilling, and we are normally engaged in both types of drilling activity. Likewise, most of our drilling rigs are mobile and can be moved to new locations in response to client demand, particularly the drillships, semisubmersibles, jackups and tenders. All of our mobile offshore drilling units are designed for operations away from port for extended periods of time and most have living quarters for the crews, a helicopter landing deck and storage space for pipe and drilling supplies.

   As of March 1, 2001, our active marine fleet (excluding newbuilds under construction) was located in the U.S. Gulf of Mexico (78 units), Mexico (1 unit), Canada (1 unit), Brazil (14 units), Trinidad (1 unit), the North Sea (20 units), the Mediterranean and Middle East (6 units), the Caspian Sea (1 unit), Africa (22 units), India (2 units) and Asia and Australia (15 units). Additionally, the drillship Joides Resolution is contracted for a worldwide research program and as of such date was in Guam.

Drillships (16)

   Drillships are generally self-propelled and designed to drill in the deepest water in which offshore drilling rigs currently operate. Shaped like conventional ships, they are the most mobile of the major rig types. Our drillships are either dynamically positioned, which allows them to maintain position without anchors through the use of their onboard propulsion and station-keeping systems, or are operated in a moored configuration. Drillships typically have greater load capacity than semisubmersible rigs. This enables them to carry more supplies on board, which often makes them better suited for drilling in remote locations where resupply is more difficult. However, drillships are typically limited to calmer water conditions than those in which semisubmersibles can operate. High-specification drillships are those that are dynamically positioned and rated for drilling in water depths of at least 7,000 feet and are designed for ultra-deepwater exploration and development drilling programs. Our three Discoverer Enterprise-class drillships are equipped for dual-activity drilling, which is a well-construction technology developed by us that allows for drilling tasks associated with a single well to be accomplished in a parallel rather than sequential manner by utilizing two complete drilling systems under a single derrick. The dual-activity well construction process is designed to reduce critical path activity and improve efficiency in both exploration and development drilling. Our Deepwater-class drillships are also high-specification drillships and are designed with a high-pressure mud system.

   The following table provides certain information regarding our drillship fleet as of March 1, 2001:

                                       Water   Drilling
                             Year      Depth    Depth
                            Entered   Capacity Capacity
                           Service/     (in      (in                             Estimated
     Type and Name        Upgraded(a)  feet)    feet)   Location    Customer   Expiration(g)
     -------------        ----------- -------- -------- --------- ------------ --------------
High-Specification Drillships(13)
Deepwater Discovery(b)..        2000   10,000   30,000  Nigeria   Texaco       December 2003
Deepwater
 Expedition(b)..........        1999   10,000   30,000  Brazil    Petrobras    October 2005
Deepwater
 Frontier(b)(d).........        1999   10,000   30,000  Brazil    Petrobras    November 2001
Deepwater
 Millennium(b)..........        1999   10,000   30,000  Brazil    TotalFinaElf October 2004
Deepwater
 Pathfinder(b)(c).......        1998   10,000   30,000  U.S. Gulf Conoco       January 2004
Discoverer Deep
 Seas(b)................        2001   10,000   35,000  U.S. Gulf Chevron      December 2006
Discoverer
 Enterprise(b)..........        1999   10,000   35,000  U.S. Gulf BP           December 2004
Discoverer Spirit(b)....        2000   10,000   35,000  U.S. Gulf Unocal       July 2005
Navis Explorer I(b)(e)..        2000   10,000   30,000  Brazil    Petrobras    June 2001
Deepwater Navigator(b)..        2000    7,800   25,000  Brazil    Petrobras    July 2003
Peregrine I(b)..........   1982/1996    7,200   25,000  Brazil    Petrobras    November 2001
Discoverer 534(b).......   1975/1991    7,000   25,000  U.S. Gulf --           Idle
Discoverer Seven
 Seas(b)................   1976/1997    7,000   25,000  Brazil    Petrobras    March 2002

Other Drillships(3)
Joides
 Resolution(b)(f).......        1978   27,000   30,000  Worldwide Texas A&M    September 2003
Peregrine III(b)........        1976    4,200   20,000  Brazil    Petrobras    June 2003
Sagar Vijay(e)..........        1985    2,950   20,000  India     ONGC         May 2001

--------
(a) Dates shown are the original service date and the date of the most recent upgrade, if any.
(b)  Dynamically positioned.
(c) Unit is leased by a limited liability company in which we own a 50 percent interest.
(d) Unit is leased by a limited liability company in which we own a 60 percent interest.
(e)  Operated under a management contract with the rig's owner.
(f) The Joides Resolution is currently engaged in scientific geological coring activities and is owned by a joint venture in which we have a 50 percent interest. See Note 14 to our consolidated financial statements.
(g) Expiration dates represent our current estimate of the earliest date the contract for each rig is likely to expire. Some contracts may permit the client to extend the contract.

Semisubmersibles (50)

   Semisubmersibles are floating vessels that can be submerged by means of a water ballast system such that a substantial portion of the lower hull is below the water surface during drilling operations. These rigs maintain their position over the well through the use of an anchoring system or computer controlled dynamic positioning thruster system. Some semisubmersible rigs are self-propelled and move between locations under their own power when afloat on their pontoons although most are relocated with the assistance of tugs. Typically, semisubmersibles are better suited for operations in rough water conditions than drillships. High-specification semisubmersibles are those that were built or extensively upgraded since 1984 and have one or more of the following characteristics: larger physical size than other semisubmersibles; rated for drilling in water depths of over 4,000 feet; year-round harsh environment capability; variable deck load capability of greater than 4,000 metric tons; dynamic positioning; and superior motion characteristics. Three of our high-specification semisubmersibles are based on our proprietary Sedco Express design (the Sedco Express, the Cajun Express and the Sedco Energy).

   The following table provides certain information regarding our semisubmersible fleet as of March 1, 2001:

                                      Water   Drilling
                            Year      Depth    Depth
                           Entered   Capacity Capacity
                          Service/     (in      (in                                          Estimated
     Type and Name       Upgraded(a)  feet)    feet)         Location          Customer    Expiration(k)
     -------------       ----------- -------- -------- -------------------- -------------- --------------
High-Specification
 Semisubmersibles(20)
Deepwater Horizon(l)....  Newbuild    10,000   30,000  Enroute to U.S. Gulf BP             June 2004
Cajun Express(b)(c).....  Newbuild     8,500   35,000  U.S. Gulf            Marathon       December 2002
Deepwater Nautilus(m)...  2000         8,000   30,000  U.S. Gulf            Shell          June 2005
Sedco Energy(b)(d)......  Newbuild     7,500   25,000  Canary Islands       Texaco         January 2003
Sedco Express(b)(e).....  Newbuild     7,500   25,000  Canary Islands       --             --
Transocean Marianas.....  1979/1998    7,000   25,000  U.S. Gulf            Shell          August 2003
Sedco 707(b)............  1976/1997    6,500   25,000  Brazil               Petrobras      January 2002
Jack Bates..............  1986/1997    6,000   30,000  U.K. North Sea       BP             April 2002
M. G. Hulme, Jr.(j).....  1983/1996    5,000   25,000  Ghana                Hunt           March 2001
                                                       Equatorial Guinea    ExxonMobil     April 2001
                                                       Ghana                Hunt           May 2001
Sedco 709(b)............  1977/1999    5,000   25,000  Nigeria              Shell          April 2002
Transocean Richardson...  1988         5,000   25,000  U.S. Gulf            Kerr McGee     July 2001
Charles A. Donabedian
 (formerly Jim
 Cunningham)............  1982/1995    5,000   25,000  Angola               TotalFinaElf   March 2001
                                                       Angola               ExxonMobil     May 2001
Transocean Leader.......  1987/1997    4,500   25,000  U.K. North Sea       BP             March 2002
Transocean Rather.......  1988         4,500   25,000  U.S. Gulf            BP             February 2002
Sedco 710(b)............  1983         4,000   25,000  Brazil               Petrobras      May 2001
Sovereign Explorer......  1984         4,000   25,000  Ivory Coast          Ranger Oil     March 2001
                                                       U.K. North Sea       Statoil        July 2001
                                                       U.K. North Sea       Amerada Hess   October 2001
Henry Goodrich(f).......  1985         2,000   30,000  Canada               Terra Nova     February 2002
Paul B. Loyd, Jr.(f)....  1990         2,000   25,000  U.K. North Sea       BP             October 2001
Transocean Arctic(g)....  1986         1,650   25,000  Norwegian N. Sea     Statoil        February 2002
Polar Pioneer...........  1985         1,500   25,000  Norwegian N. Sea     Norsk Hydro    February 2002
Other Semisubmersibles
 (30)
Sedco 700...............  1973/1997    3,600   25,000  Equatorial Guinea    Triton         December 2001
Transocean Amirante.....  1978/1997    3,500   25,000  U.S. Gulf            El Paso Energy June 2001
Transocean Legend.......  1983         3,500   25,000  Brazil               --             Idle
C. Kirk Rhein, Jr.......  1976/1997    3,300   25,000  U.S. Gulf            ATP            March 2001
Omega(h)................  1983         3,000   25,000  South Africa         Pioneer        June 2001
Transocean Driller......  1991         3,000   25,000  Brazil               Petrobras      July 2001
Falcon 100..............  1974/1999    2,400   25,000  U.S. Gulf            Chevron        May 2001
Transocean 96...........  1975/1997    2,300   25,000  U.S. Gulf            McMoran        June 2001
Sedco 711...............  1982         1,800   25,000  Ireland              Enterprise     September 2001
Transocean John Shaw....  1982         1,800   25,000  U.K. North Sea       Brovig         March 2001
                                                       U.K. North Sea       TotalFinaElf   November 2001

                                       Water   Drilling
                             Year      Depth    Depth
                            Entered   Capacity Capacity
                           Service/     (in      (in                                    Estimated
     Type and Name        Upgraded(a)  feet)    feet)       Location       Customer   Expiration(k)
     -------------        ----------- -------- -------- ---------------- ------------ --------------
Sedco 714...............   1983/1997   1,600    25,000  U.K. North Sea   PanCanadian  April 2001
                                                        U.K. North Sea   BP           October 2001
Sedco 712...............   1983        1,600    25,000  U.K. North Sea   Shell        December 2001
Actinia.................   1982        1,500    25,000  Spain            Repsol       June 2001
J. W. McLean............   1974/1996   1,500    25,000  U.K. North Sea   Ranger       August 2001
Pride North Atlantic
 (formerly Drill
 Star)(i)...............   1982        1,500    25,000  U.K. North Sea   Conoco       August 2001
Sedco 600...............   1983/1994   1,500    25,000  Singapore        --           Idle
Sedco 601...............   1983        1,500    25,000  Indonesia        Unocal       May 2001
Sedco 602...............   1983        1,500    25,000  Korea            --           Idle
Sedco 702...............   1973/1992   1,500    25,000  Australia        BHP          April 2001
Sedco 703...............   1973/1995   1,500    25,000  Australia        Alberta      March 2001
Sedco 708...............   1976        1,500    25,000  Angola           Chevron      May 2001
Sedneth 701.............   1972/1993   1,500    25,000  Angola           Chevron      December 2001
Transocean Prospect(g)..   1983/1992   1,500    25,000  Norwegian N. Sea Statoil      May 2002
Transocean Searcher(g)..   1983/1988   1,500    25,000  Norwegian N. Sea Statoil      August 2002
Transocean Winner(g)....   1983        1,500    25,000  Norwegian N. Sea Statoil      October 2001
Transocean Wildcat(g)...   1977/1985   1,300    25,000  Norwegian N. Sea Statoil      November 2001
Transocean Explorer.....   1976        1,250    25,000  U.K. North Sea   --           Idle
Sedco 704...............   1974/1993   1,000    25,000  U.K. North Sea   Texaco       September 2002
Sedco 706...............   1976/1994   1,000    25,000  U.K. North Sea   TotalFinaElf June 2001
Sedco I--Orca(h)........   1970/1987     900    25,000  South Africa     Soekor       May 2001

--------
(a) Dates shown are the original service date and the date of the most recent upgrade, if any.
(b) Dynamically positioned.
(c) The Cajun Express commenced operations in April 2001. The contract term was recently reduced from 36 months to 18 months.
(d) The Sedco Energy is expected to be operational in the second quarter of 2001. Because delivery of the rig has been delayed beyond November 13, 1999, the contract provides for a reduction in its term at the option of the client equivalent to the period of delayed delivery.
(e) The Sedco Express completed testing and commissioning in April 2001. A unit of TotalFinaElf terminated a three-year contract for the Sedco Express in Angola because the rig was not delivered by December 28, 2000.
(f) Owned by Arcade Drilling as, a Norwegian company in which we have a 99.3 percent interest.
(g) Participating in a cooperation agreement with Statoil.
(h) Operated under a management contract with the rig's owner.
(i) Operated under a bareboat charter with the rig's owner, Pride North Atlantic Ltd.
(j) The M. G. Hulme, Jr. is accounted for as an operating lease as a result of a sale/leaseback transaction in November 1995.
(k) Expiration dates represent our current estimate of the earliest date the contract for each rig is likely to expire. Some rigs have two contracts in continuation, so the second line shows the estimated earliest availability. Some contracts may permit the client to extend the contract.
(l) The Deepwater Horizon is expected to be operational in the third quarter of 2001 and commence a three-year contract with a unit of BP.
(m) The rig is leased from its owner, an unrelated third party, pursuant to a fully defeased lease arrangement.

Jackup Rigs (55)

   Jackup rigs are mobile self-elevating drilling platforms equipped with legs that can be lowered to the ocean floor until a foundation is established to support the drilling platform. Once a foundation is established, the drilling platform is then jacked further up the legs so that the platform is above the highest expected waves. These rigs are generally suited for water depths of 300 feet or less.

   The following table provides certain information regarding our jackup rig fleet as of March 1, 2001:

                                   Water   Drilling
                         Year      Depth    Depth
                        Entered   Capacity Capacity
                       Service/     (in      (in
    Type and Name     Upgraded(a)  feet)    feet)       Location       Status
    -------------     ----------- -------- -------- ----------------- ---------
Trident IX(b)........  1982         400     21,000  Singapore         Idle
Trident 17...........  1983         355     25,000  Indonesia         Operating
C. E. Thornton.......  1974         300     25,000  U.S. Gulf         Operating
D. R. Stewart........  1980         300     25,000  Italy             Operating
F. G. McClintock.....  1975         300     25,000  U.S. Gulf         Operating
George H. Galloway...  1985         300     25,000  U.S. Gulf         Operating
Harvey H. Ward.......  1981         300     25,000  Malaysia          Operating
J. T. Angel..........  1982         300     25,000  UAE               Idle
Randolph Yost........  1979         300     25,000  Equatorial Guinea Operating
Roger W. Mowell......  1982         300     25,000  Vietnam           Operating
Ron Tappmeyer........  1978         300     25,000  Australia         Operating
Shelf Explorer.......  1982         300     25,000  Danish No. Sea    Operating
Transocean III.......  1978/1993    300     20,000  UAE               Idle
Transocean Nordic....  1984         300     25,000  U.K. North Sea    Operating
Trident 15...........  1982         300     25,000  Thailand          Operating
Trident 16(b)........  1982         300     25,000  Malaysia          Operating
Trident 20(c)........  2000         300     25,000  Caspian Sea       Operating
Trident II...........  1977/1985    300     25,000  India             Operating
Trident IV...........  1980/1999    300     25,000  Angola            Operating
Trident VI...........  1981         300     21,000  Cameroon          Idle
Trident VIII.........  1981         300     21,000  Nigeria           Operating
Trident XII..........  1982/1992    300     25,000  Brunei            Operating
Trident XIV..........  1982/1994    300     20,000  Angola            Operating
Transocean Comet.....  1980         250     20,000  Egypt             Operating
Transocean Mercury...  1969/1998    250     20,000  Egypt             Operating
RBF 192..............  1981         250     25,000  U.S. Gulf         Idle
RBF 250..............  1974         250     25,000  U.S. Gulf         Operating
RBF 251..............  1978         250     25,000  U.S. Gulf         Operating
RBF 252..............  1978         250     25,000  U.S. Gulf         Operating
RBF 253..............  1982         250     25,000  U.S. Gulf         Operating
RBF 254..............  1976         250     25,000  U.S. Gulf         Operating
RBF 255..............  1976         250     25,000  Mexico            Operating
RBF 256..............  1975         250     25,000  U.S. Gulf         Idle
RBF 190..............  1978         200     25,000  U.S. Gulf         Idle
RBF 200..............  1979         200     25,000  U.S. Gulf         Operating
RBF 201..............  1981         200     25,000  U.S. Gulf         Operating
RBF 202..............  1982         200     25,000  U.S. Gulf         Operating
RBF 203..............  1981         200     25,000  U.S. Gulf         Operating
RBF 204..............  1981         200     25,000  U.S. Gulf         Operating
RBF 205..............  1979         200     25,000  U.S. Gulf         Operating
RBF 206..............  1980         200     25,000  U.S. Gulf         Operating

                                            Water   Drilling
                                  Year      Depth    Depth
                                 Entered   Capacity Capacity
                                Service/     (in      (in
        Type and Name          Upgraded(a)  feet)    feet)   Location   Status
        -------------          ----------- -------- -------- --------- ---------
RBF 207.......................    1981       200     25,000  U.S. Gulf Operating
RBF 208.......................    1980       200     20,000  Brazil    Operating
RBF 209.......................    1980       200     25,000  Brazil    Operating
RBF 185.......................    1982       190     25,000  U.S. Gulf Idle
RBF 191.......................    1978       184     25,000  U.S. Gulf Operating
RBF 150.......................    1979       150     20,000  U.S. Gulf Operating
RBF 151.......................    1981       150     25,000  U.S. Gulf Idle
RBF 152.......................    1980       150     25,000  U.S. Gulf Operating
RBF 153.......................    1980       150     25,000  U.S. Gulf Operating
RBF 154.......................    1979       150     20,000  U.S. Gulf Idle
RBF 155.......................    1980       150     20,000  U.S. Gulf Operating
RBF 156.......................    1983       150     25,000  U.S. Gulf Operating
RBF 110.......................    1982       110     25,000  Trinidad  Operating
RBF 100.......................    1982       100     25,000  U.S. Gulf Idle

--------
(a) Dates shown are the original service date and the date of the most recent upgrade, if any.
(b) Owned by an unrelated third party and leased by us as a part of a secured rig financing.
(c) Owned by a joint venture in which we have a 75 percent interest.

Barge Drilling Rigs (37)

   Our barge drilling fleet consists of conventional and posted barge rigs and swamp barges. Our conventional and posted barge drilling rigs are mobile drilling platforms that are submersible and are built to work in eight to 20 feet of water. A posted barge is identical to a conventional barge except that the hull and superstructure are separated by 10 to 14 foot columns, which increases the water depth capabilities of the rig. Swamp barges are usually not self-propelled, but can be moored alongside a platform, and contain quarters, mud pits, mud pumps, power generation and other equipment. Swamp barges are generally suited for water depths of 25 feet or less.

   The following table provides certain information regarding our barge drilling rig fleet as of March 1, 2001:

                                           Years    Drilling
                                          Entered   Capacity
                                         Service/     (in
                  Rig                   Upgraded(a)  feet)   Location   Status
                  ---                   ----------- -------- --------- ---------
Conventional Barges(14)
  1....................................    1980      20,000  U.S. Gulf Operating
  11...................................    1982      30,000  U.S. Gulf Operating
  15...................................    1981      25,000  U.S. Gulf Operating
  19...................................    1996      14,000  U.S. Gulf Operating
  20...................................    1998      14,000  U.S. Gulf Operating
  21...................................    1982      15,000  U.S. Gulf Idle
  23...................................    1995      14,000  U.S. Gulf Operating
  28...................................    1979      30,000  U.S. Gulf Operating
  29...................................    1980      30,000  U.S. Gulf Operating
  30...................................    1981      30,000  U.S. Gulf Operating
  31...................................    1981      30,000  U.S. Gulf Operating
  32...................................    1982      30,000  U.S. Gulf Operating
  74(b)................................    1981      25,000  U.S. Gulf Idle
  75(b)................................    1979      30,000  U.S. Gulf Idle

                                           Years    Drilling
                                          Entered   Capacity
                                         Service/     (in
                  Rig                   Upgraded(a)  feet)   Location   Status
                  ---                   ----------- -------- --------- ---------
Posted Barges(19)
  7....................................       1978   25,000  U.S. Gulf Idle
  9....................................       1981   25,000  U.S. Gulf Operating
  10...................................       1981   25,000  U.S. Gulf Operating
  17...................................       1981   30,000  U.S. Gulf Operating
  27...................................       1978   30,000  U.S. Gulf Operating
  41...................................       1981   30,000  U.S. Gulf Operating
  46...................................       1981   30,000  U.S. Gulf Operating
  47...................................       1982   30,000  U.S. Gulf Idle
  48...................................       1982   30,000  U.S. Gulf Operating
  49...................................       1980   30,000  U.S. Gulf Operating
  52...................................       1981   25,000  U.S. Gulf Idle
  54...................................       1970   30,000  U.S. Gulf Idle
  55...................................       1981   30,000  U.S. Gulf Idle
  56...................................       1973   25,000  U.S. Gulf Idle
  57...................................       1975   25,000  U.S. Gulf Operating
  61...................................       1978   30,000  U.S. Gulf Idle
  62...................................       1978   30,000  U.S. Gulf Operating
  63...................................       1978   30,000  U.S. Gulf Operating
  64...................................       1979   30,000  U.S. Gulf Operating
Swamp Barges(4)
  Searex 4.............................  1981/1989   25,000  Nigeria   Idle
  Searex 6.............................  1981/1991   25,000  Nigeria   Idle
  Searex 12............................  1982/1992   25,000  Nigeria   Operating
  Hibiscus(c)..........................  1979/1993   16,000  Indonesia dle

--------
(a) Dates shown are the original service date and the date of the most recent upgrade, if any.
(b) These rigs are leased to us.
(c) Owned by a joint venture owned more than 50 percent by us.

Other Rigs

   In addition to the drillships, semisubmersibles, jackups and barge drilling rigs, we also own or operate several other types of rigs. These rigs include four mobile offshore production units, which are mobile offshore drilling units that have been converted from drilling operations to a production application, two multi-purpose service vessels, five tenders, three submersible rigs and three platform drilling rigs. We also have a fleet of land and barge drilling rigs in Venezuela consisting of 11 wholly owned and two partially owned land rigs and three lake barges. See "Summary--Recent Developments."

Fleet Additions and Upgrades

   The Discoverer Spirit, one of three Discoverer Enterprise-class drillships, commenced operations for Spirit Energy 76, a division of Unocal, in the U.S. Gulf of Mexico under a five-year contract in September 2000. The rig is equipped with sufficient riser to drill in 10,000 feet of water. The Discoverer Deep Seas commenced operations for Chevron in the U.S. Gulf of Mexico under a five-year contract in January 2001. The Discoverer Deep Seas is initially equipped with sufficient riser to drilling 8,000 feet of water, but is capable of drilling in water depths of up to 10,000 feet with additional riser. The Discoverer Enterprise, the first rig of the series, commenced operations for a unit of BP in the U.S. Gulf of Mexico under a five-year contract in December 1999.

   The Cajun Express, a high-specification semisubmersible, commenced an 18-month contract with Marathon in the U.S. Gulf of Mexico in April 2001 and is equipped for operations in water depths of up to 8,500 feet. The Sedco Express recently completed testing and commissioning and is outfitted for operations in water depths of up to 6,000 feet, although the rig's design allows operations in up to 8,500 feet of water with additional riser. A unit of TotalFinaElf terminated a three-year contract for the Sedco Express in Angola because the rig's delivery was delayed beyond December 28, 2000.

   We have two high-specification semisubmersibles that are currently undergoing testing and commissioning. The Sedco Energy is equipped for operations in water depths of up to 7,500 feet, and 8,500 feet with additional riser, and is scheduled to commence a contract with Texaco in Brazil in the second quarter of 2001. The contract had an original term of five years; however, Texaco has the right to reduce the contract term equivalent to the period of delayed delivery beyond November 13, 1999. The Deepwater Horizon is scheduled to commence a three-year contract with a unit of BP in the U.S. Gulf of Mexico in the third quarter of 2001. We expect to spend $48 million and $164 million in 2001 to complete construction of the Sedco Energy and Deepwater Horizon, respectively.

   The Trident 20 jackup commenced a three-year contract with a unit of TotalFinaElf and other parties to a rig sharing agreement in the Caspian Sea in October 2000.

Markets

   Rigs can be moved from one region to another, but the cost of moving a rig and the availability of rig-moving vessels may cause the supply and demand balance to vary somewhat between regions. However, significant variations between regions do not tend to exist long-term because of rig mobility.

   In recent years, there has been increased emphasis by oil companies on exploring for hydrocarbons in deeper waters. This is, in part, because of technological developments that have made such exploration more feasible and cost-effective. The deepwater and mid-depth market segments are serviced by our semisubmersibles and drillships. The deepwater market segment begins in water depths of about 2,000 feet and extends to the maximum water depths in which rigs are currently capable of drilling, being approximately 10,000 feet. The mid-depth market segment begins in water depths of about 300 feet and extends to water depths of about 2,000 feet.

   The shallow water market segment is serviced by our jackups, submersibles and drilling tenders. This market segment begins at the outer limit of the transition zone and extends to water depths of about 300 feet. It has been developed to a significantly greater degree than the deepwater market segment, as technology required to explore for and produce hydrocarbons in these water depths is not as demanding as in the deepwater market segment, and accordingly the costs are lower.

   Our barge rig fleet operates in marshes, rivers, lakes and shallow bay and coastal water areas that are referred to as the "transition zone." Our principal barge market is the shallow water areas of the U.S. Gulf of Mexico. This area historically has been the world's largest market for barge rigs. International markets for our barge rigs include Venezuela, West Africa and Southeast Asia.

   We also previously conducted turnkey drilling operations but have recently phased out our turnkey business. See "Summary--Recent Developments."

   Through our Cliffs Drilling subsidiary, we conduct land rig operations in Venezuela but have decided to sell this business. See "Summary--Recent Developments."

Management Services

   We use our engineering and operating expertise to provide management of third party drilling service activities. These services are provided through service teams generally consisting of our personnel and third-party subcontractors, with our company frequently serving as lead contractor. The work generally consists of individual contractual agreements to meet specific client needs and may be provided on either a dayrate or fixed price basis. As of March 1, 2001, we performed such services in the North Sea.

                               THE EXCHANGE OFFER

Purpose of the Exchange Offer

   In connection with the sale of the old notes, we entered into an exchange and registration rights agreement with the initial purchasers of the old notes. In that agreement, we agreed to file a registration statement relating to an offer to exchange each series of old notes for new notes of the same series. We also agreed to use our reasonable best efforts to complete the exchange offer for old notes within 45 days after the date of this prospectus. We are offering the new notes of each series under this prospectus in separate, independent exchange offers for the old notes of the same series to satisfy our obligations under the exchange and registration rights agreement. We refer to our offers to exchange the new notes of each series for the old notes of the same series as the "exchange offer."

Resale of New Notes

   Based on interpretations of the SEC staff in no action letters issued to third parties, we believe that each new note issued in the exchange offer may be offered for resale, resold and otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act if:

  . you are not our affiliate within the meaning of Rule 405 under the Securities Act,

  .   you acquire the new notes in the ordinary course of your business, and

  .   you do not intend to participate in the distribution of new notes.

   If you tender your old notes in the exchange offer with the intention of participating in any manner in a distribution of the new notes, you:

  .   cannot rely on these interpretations by the SEC staff, and

  . must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction of the new notes.

   Unless an exemption from registration is otherwise available, the resale by any security holder intending to distribute new notes should be covered by an effective registration statement under the Securities Act containing the selling security holder's information required by Item 507 or Item 508, as applicable, of Regulation S-K under the Securities Act. This prospectus may be used for an offer to resell, resale or other retransfer of new notes only as specifically described in this prospectus. Broker-dealers may participate in the exchange offer only if they acquired old notes as a result of market-making activities or other trading activities. Each broker-dealer that receives new notes for its own account in exchange for old notes, where that broker-dealer acquired the old notes as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of the new notes. Please read "Plan of Distribution" for more details regarding the transfer of new notes.

                          TERMS OF THE EXCHANGE OFFER

   Upon the terms and subject to the conditions described in this prospectus and in the letter of transmittal, we will accept for exchange any old notes of a series properly tendered and not withdrawn before the expiration date of the exchange offer for notes of that series. We will issue $1,000 principal amount of new notes of a series in exchange for each $1,000 principal amount of old notes of that same series surrendered under the applicable exchange offer. Old notes may be tendered only in integral multiples of $1,000.

   No exchange offer for notes of a series is conditioned on any minimum aggregate principal amount of old notes being tendered for exchange or on the completion of any other exchange offer.

   As of the date of this prospectus, $700 million principal amount of 6.625% Notes due 2011 and $600 million principal amount of 7.500% Notes due 2031 are outstanding. This prospectus and the letter of transmittal are being sent to all registered holders of old notes. There will be no fixed record date for determining registered holders of old notes entitled to participate in the exchange offer.

   We intend to conduct the exchange offer in accordance with the provisions of the exchange and registration rights agreement, the applicable requirements of the Securities Act and the Exchange Act and the rules and regulations of the SEC. Old notes that are not tendered for exchange in the exchange offer:

  .   will remain outstanding,

  .   will continue to accrue interest, and

  . will be entitled to the rights and benefits that holders have under the indenture relating to the notes and the exchange and registration rights agreement.

   We will be deemed to have accepted for exchange properly tendered old notes when we have given oral or written notice of the acceptance to the exchange agent and complied with the applicable provisions of the exchange and registration rights agreement. The exchange agent will act as agent for the tendering holders for the purposes of receiving the new notes from us.

   If you tender old notes in the exchange offer, you will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes with respect to the exchange of old notes. We will pay all charges and expenses, other than certain applicable taxes described below, in connection with the exchange offer. It is important that you read "--Fees and Expenses" for more details about fees and expenses incurred in the exchange offer.

   We will return any old notes that we do not accept for exchange for any reason described in the terms and conditions of the exchange offer without expense to the tendering holder as promptly as practicable after the expiration or termination of the applicable exchange offer.

Expiration Date

   The exchange offer for each series will expire at 5:00 p.m., New York City
time, on            , 2001, unless in our sole discretion we extend it.

Extensions, Delay in Acceptance, Termination or Amendment

   We expressly reserve the right, at any time or at various times, to extend the period of time during which an exchange offer for notes of a series is open. We may extend that period for each series independently. We may delay acceptance for exchange of any old notes of a series by giving oral or written notice of the extension to their holders. During any of these extensions, all old notes of that series you have previously tendered will remain subject to the exchange offer for that series, and we may accept them for exchange.

   To extend an exchange offer, we will notify the exchange agent orally or in writing of any extension. We also will make a public announcement of the extension no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date.

   If any of the conditions described below under "--Conditions to the Exchange Offer" have not been satisfied with respect to an exchange offer for notes of a series, we reserve the right, in our sole discretion:

  .   to delay accepting for exchange any old notes of that series,

  .   to extend that exchange offer, or

  .   to terminate that exchange offer.

   We will give oral or written notice of a delay, extension or termination to the exchange agent. Subject to the terms of the exchange and registration rights agreement, we also reserve the right to amend the terms of that exchange offer in any manner.

   Any of these delays in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof to the registered holders of old notes of the series affected. If we amend the exchange offer in a manner that we determine to constitute a material change, we will promptly disclose that amendment by means of a prospectus supplement. We will distribute the supplement to the registered holders of the old notes of the series affected. Depending upon the significance of the amendment and the manner of disclosure to the registered holders, we may extend the exchange offer if the exchange offer would otherwise expire during that period.

   Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the exchange offer, we have no obligation to publish, advertise or otherwise communicate any of these public announcements, other than by making a timely release to an appropriate news agency.

Conditions to the Exchange Offer

   Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange any new notes of a series for any old notes of that series, and we may terminate the exchange offer for that series as provided in this prospectus before accepting any old notes of that series for exchange, if in our reasonable judgment:

  . the exchange offer for that series, or the making of any exchange by a holder of old notes of that series, would violate applicable law or any applicable interpretation of the staff of the SEC, or

  . any action or proceeding has been instituted or threatened in any court or by or before any governmental agency with respect to the exchange offer for that series that, in our judgment, would reasonably be expected to impair our ability to proceed with that exchange offer.

   In addition, we will not be obligated to accept for exchange the old notes of any holder that has not made to us:

  . the representations described under "--Procedures for Tendering" and "Plan of Distribution," and

  . any other representations as may be reasonably necessary under applicable SEC rules, regulations or interpretations to make available to us an appropriate form for registering the new notes under the Securities Act.

   We expressly reserve the right to amend or terminate each exchange offer, and to reject for exchange any old notes not previously accepted for exchange in that exchange offer, upon the occurrence of any of the conditions to the exchange offer specified above. We will give oral or written notice of any extension, amendment, non-acceptance or termination to the holders of the old notes of the series affected as promptly as practicable.

   These conditions are for our sole benefit, and we may assert them or waive them in whole or in part at any time or at various times in our sole discretion. Our failure at any time to exercise any of these rights will not mean that we have waived our rights. Each right will be deemed an ongoing right that we may assert at any time or at various times.

   In addition, we will not accept for exchange any old notes tendered, and will not issue new notes in exchange for any old notes, if at that time any stop order has been threatened or is in effect with respect to the registration statement of which this prospectus constitutes a part or the qualification of the indenture relating to the notes under the Trust Indenture Act of 1939.

Procedures for Tendering

 How to Tender Generally

   Only a holder of old notes may tender those old notes in the exchange offer. To tender in the exchange offer, a holder must either:

  .   comply with the procedures for physical tender, or

  . comply with the automated tender offer program procedures of The Depository Trust Company, or "DTC," described below.

   To complete a physical tender, a holder must:

  . complete, sign and date the letter of transmittal or a facsimile of the letter of transmittal,

  . have the signature on the letter of transmittal guaranteed if the letter of transmittal so requires,

  . mail or deliver the letter of transmittal or facsimile to the exchange agent before the expiration date, and

  . deliver the old notes to the exchange agent before the expiration date or comply with the guaranteed delivery procedures described below.

   To be tendered effectively, the exchange agent must receive any physical delivery of the letter of transmittal and other required documents at its address provided above under "Summary--The Exchange Agent" before the expiration date.

   To complete a tender through DTC's automated tender offer program, the exchange agent must receive, before the expiration date, a timely confirmation of book-entry transfer of the old notes into the exchange agent's account at DTC according to the procedure for book-entry transfer described below or a properly transmitted agent's message.

   The tender by a holder that is not withdrawn before the expiration date and our acceptance of that tender will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions described in this prospectus and in the letter of transmittal.

   The method of delivery of old notes, the letter of transmittal and all other required documents to the exchange agent is at your election and risk. Rather than mail these items, we recommend that you use an overnight or hand delivery service. In all cases, you should allow sufficient time to assure delivery to the exchange agent before the expiration date. You should not send the letter of transmittal or old notes to us. You may request your broker, dealer, commercial bank, trust company or other nominee to effect the above transactions for you.

 How to Tender if You are a Beneficial Owner

   If you beneficially own old notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender those notes, you should contact the registered holder as soon as possible and instruct the registered holder to tender on your behalf. If you are a beneficial owner and wish to tender on your own behalf, you must, before completing and executing the letter of transmittal and delivering your old notes, either:

  . make appropriate arrangements to register ownership of the old notes in your name, or

  . obtain a properly completed bond power from the registered holder of your old notes.

   The transfer of registered ownership may take considerable time and may not be completed before the expiration date.

 Signatures and Signature Guarantees

   You must have signatures on a letter of transmittal or a notice of withdrawal described below under "--Withdrawal of Tenders" guaranteed by an eligible institution unless the old notes are tendered:

  . by a registered holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the letter of transmittal, or

  .   for the account of an eligible institution.

   An eligible institution is a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution within the meaning of Rule 17Ad-15 under the Exchange Act, that is a member of one of the recognized signature guarantee programs identified in the letter of transmittal.

 When Endorsements or Bond Powers are Needed

   If a person other than the registered holder of any old notes signs the letter of transmittal, the old notes must be endorsed or accompanied by a properly completed bond power. The registered holder must sign the bond power as the registered holder's name appears on the old notes. An eligible institution must guarantee that signature.

   If the letter of transmittal or any old notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, or officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing. Unless we waive this requirement, they also must submit evidence satisfactory to us of their authority to deliver the letter of transmittal.

 Tendering Through DTC's Automated Tender Offer Program

   The exchange agent and DTC have confirmed that any financial institution that is a participant in DTC's system may use DTC's automated tender offer program to tender. Accordingly, participants in the program may, instead of physically completing and signing the letter of transmittal and delivering it to the exchange agent, transmit their acceptance of the exchange offer electronically. They may do so by causing DTC to transfer the old notes to the exchange agent in accordance with its procedures for transfer. DTC will then send an agent's message to the exchange agent.

   An agent's message is a message transmitted by DTC to and received by the exchange agent and forming part of the book-entry confirmation, stating that:

  . DTC has received an express acknowledgment from a participant in DTC's automated tender offer program that is tendering old notes that are the subject of the book-entry confirmation,

  . the participant has received and agrees to be bound by the terms of the letter of transmittal or, in the case of an agent's message relating to guaranteed delivery, the participant has received and agrees to be bound by the applicable notice of guaranteed delivery, and

  .   we may enforce the agreement against such participant.

 Determinations Under the Exchange Offer

   We will determine in our sole discretion all questions as to the validity, form, eligibility, time of receipt, acceptance of tendered old notes and withdrawal of tendered old notes. Our determination will be final and binding. We reserve the absolute right to reject any old notes not properly tendered or any old notes our acceptance of which, in the opinion of our counsel, might be unlawful. We also reserve the right to waive any defects, irregularities or conditions of the exchange offer as to particular old notes. Our interpretation of the terms and conditions of the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties.

   Unless waived, any defects or irregularities in connection with tenders of old notes must be cured within a period of time as we determine. Neither we, the exchange agent nor any other person will be under any duty to give notification of defects or irregularities with respect to tenders of old notes, nor will we or those persons incur any liability for failure to give notification. Tenders of old notes will not be deemed made until defects or irregularities have been cured or waived. Any old notes received by the exchange agent that are not properly tendered and as to which the defects or irregularities have not been cured or waived will be returned to the tendering holder, unless otherwise provided in the letter of transmittal, as soon as practicable following the expiration date.

 When We Will Issue New Notes

   In all cases, we will issue new notes for old notes that we have accepted for exchange in the exchange offer only after the exchange agent timely receives:

  . old notes or a timely book-entry confirmation of transfer of the old notes into the exchange agent's account at DTC, and

  . a properly completed and duly executed letter of transmittal and all other required documents or a properly transmitted agent's message.

 Return of Old Notes Not Accepted or Exchanged

   If we do not accept any tendered old notes for exchange for any reason described in the terms and conditions of the exchange offer or if old notes are submitted for a greater principal amount than the holder desires to exchange, we will return the unaccepted or unexchanged old notes without expense to their tendering holder. In the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described below, the unexchanged old notes will be credited to an account maintained with DTC. These actions will occur as promptly as practicable after the expiration or termination of the exchange offer.

 Your Representations to Us

   By signing or agreeing to be bound by the letter of transmittal, you will represent to us that, among other things:

  . any new notes you receive will be acquired in the ordinary course of your business,

  . you have no arrangement or understanding with any person to participate in the distribution of the old notes or the new notes within the meaning of the Securities Act,

  . you are not our affiliate, as defined in Rule 405 under the Securities Act or, if you are our affiliate, you will comply with the applicable registration and prospectus delivery requirements of the Securities Act,

  . if you are not a broker-dealer, you are not engaged in and do not intend to engage in the distribution of the new notes, and

  . if you are a broker-dealer that will receive new notes for your own account in exchange for old notes that you acquired as a result of market-making activities or other trading activities, you will deliver a prospectus in connection with any resale of the new notes.

Book-Entry Transfer

   The exchange agent will make a request to establish an account with respect to the old notes at DTC for purposes of the exchange offer promptly after the date of this prospectus. Any financial institution participating in DTC's system may make book-entry delivery of old notes by causing DTC to transfer the old notes into the exchange agent's account at DTC in accordance with DTC's procedures for transfer. If you are unable to deliver confirmation of the book-entry tender of your old notes into the exchange agent's account at DTC or all other documents required by the letter of transmittal to the exchange agent on or before the expiration date, you must tender your old notes according to the guaranteed delivery procedures described below.

Guaranteed Delivery Procedures

   If you wish to tender your old notes but they are not immediately available or if you cannot deliver your old notes, the letter of transmittal or any other required documents to the exchange agent or comply with the applicable procedures under DTC's automated tender offer program before the expiration date, you may tender if:

  . the tender is made through a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States, or an eligible guarantor institution,

  . before the expiration date, the exchange agent receives from the member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., commercial bank or trust company having an office or correspondent in the United States, or eligible guarantor institution either a properly completed and duly executed notice of guaranteed delivery by facsimile transmission, mail or hand delivery or a properly transmitted agent's message and notice of guaranteed delivery:

    . stating your name and address, the registered number(s) of your old notes and the principal amount of old notes tendered,

    .   stating that the tender is being made by the message and notice, and

    . guaranteeing that, within three New York Stock Exchange trading days after the expiration date, the letter of transmittal or facsimile of the letter of transmittal or agent's message in lieu of the letter of transmittal, together with the old notes or a book-entry confirmation, and any other documents required by the letter of transmittal will be deposited by the eligible guarantor institution with the exchange agent, and

  . the exchange agent receives the properly completed and executed letter of transmittal or facsimile or agent's message, as well as all tendered old notes in proper form for transfer or a book-entry confirmation, and all other documents required by the letter of transmittal, within three New York Stock Exchange trading days after the expiration date.

   Upon request to the exchange agent, the exchange agent will send a notice of guaranteed delivery to you if you wish to tender your old notes according to the guaranteed delivery procedures described above.

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

Withdrawal of Tenders

   Except as otherwise provided in this prospectus, you may withdraw your tender at any time before 5:00 p.m., New York City time, on the expiration date.

   For a withdrawal to be effective:

  . the exchange agent must receive a written notice of withdrawal at one of the addresses listed above under "Summary--The Exchange Agent," or

  . the withdrawing holder must comply with the appropriate procedures of DTC's automated tender offer program.

   Any notice of withdrawal must:

  . specify the name of the person who tendered the old notes to be withdrawn,

  . identify the old notes to be withdrawn, including the registration number or numbers and the principal amount of the old notes,

  . be signed by the person who tendered the old notes in the same manner as the original signature on the letter of transmittal used to deposit those old notes or be accompanied by documents of transfer sufficient to permit the trustee to register the transfer into the name of the person withdrawing the tender, and

  . specify the name in which the old notes are to be registered, if different from that of the person who tendered the old notes.

   If old notes have been tendered under the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC to be credited with the withdrawn old notes and otherwise comply with the procedures of DTC.

   We will determine all questions as to the validity, form, eligibility and time of receipt of notice of withdrawal, and our determination will be final and binding on all parties. We will deem any old notes so withdrawn not to have been validly tendered for exchange for purposes of the exchange offer.

   Any old notes that have been tendered for exchange but that are not exchanged for any reason described in the terms and conditions of the exchange offer will be returned to their holder without cost to the holder or, in the case of old notes tendered by book-entry transfer into the exchange agent's account at DTC according to the procedures described above, the old notes will be credited to an account maintained with DTC for the old notes. This return or crediting will take place as soon as practicable after withdrawal, rejection of tender or termination of the exchange offer. You may retender properly withdrawn old notes by following one of the procedures described under "-- Procedures for Tendering" above at any time on or before 5:00 p.m., New York City time, on the expiration date.

Fees and Expenses

   We will bear the expenses of soliciting tenders. The principal solicitation is being made by mail; however, we may make additional solicitation by facsimile, email, telephone or in person by our officers and regular employees and those of our affiliates.

   We have not retained any dealer-manager in connection with the exchange offer and will not make any payments to broker-dealers or others soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and reimburse it for its related reasonable out-of-pocket expenses. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the old notes and in handling or forwarding tenders for exchange.

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

   We will pay the cash expenses to be incurred in connection with the exchange offer. They include:

  .   SEC registration fees for the new notes,

  .   fees and expenses of the exchange agent and trustee,

  .   accounting and legal fees,

  .   printing costs, and

  .   related fees and expenses.

Transfer Taxes

   If you tender your old notes for exchange, you will not be required to pay any transfer taxes. We will pay all transfer taxes, if any, applicable to the exchange of old notes in the exchange offer. The tendering holder will, however, be required to pay any transfer taxes, whether imposed on the registered holder or any other person, if:

  . certificates representing new notes or old notes for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be issued in the name of, any person other than the registered holder of old notes tendered,

  . tendered old notes are registered in the name of any person other than the person signing the letter of transmittal, or

  . a transfer tax is imposed for any reason other than the exchange of old notes for new notes in the exchange offer.

   If satisfactory evidence of payment of any transfer taxes payable by a tendering holder is not submitted with the letter of transmittal, the amount of the transfer taxes will be billed directly to that tendering holder. The exchange agent will retain possession of new notes with a face amount equal to the amount of the transfer taxes due until it receives payment of the taxes.

Consequences of Failure to Exchange

   If you do not exchange your old notes for new notes in the exchange offer, you will remain subject to the existing restrictions on transfer of the old notes. In general, you may not offer or sell the old notes unless either they are registered under the Securities Act or the offer or sale is exempt from or not subject to registration under the Securities Act and applicable state securities laws. Except as required by the exchange and registration rights agreement, we do not intend to register resales of the old notes under the Securities Act.

   The tender of old notes of a series in the exchange offer will reduce the outstanding principal amount of the old notes of that series. Due to the corresponding reduction in liquidity, this may have an adverse effect upon, and increase the volatility of, the market price of any old notes of that series that you continue to hold. The market for secondary resales of old notes that are not exchanged is likely to be minimal.

Accounting Treatment

   We will amortize our expenses of each exchange offer over the term of the new notes of the applicable series under accounting principles generally accepted in the United States.

Other

   Participation in the exchange offer is voluntary, and you should carefully consider whether to accept. You are urged to consult your financial and tax advisors in making your decision on what action to take. We have no present plan to acquire any old notes that are not tendered in the exchange offer or to file a registration statement to permit resales of any untendered old notes, except as required by the exchange and registration rights agreement. However, in the future, we may seek to acquire untendered old notes in open market or privately negotiated transactions, through subsequent exchange offers or otherwise.

                            DESCRIPTION OF THE NOTES

   We will issue the new notes, and we issued the old notes, under an indenture dated April 15, 1997 with Chase Bank of Texas, N.A. (now known as The Chase Manhattan Bank), as trustee, as supplemented. The indenture is a contract between us and the trustee. We sometimes refer to the old notes and the new notes in this prospectus collectively as the "notes." We sometimes refer to the 6.625% Notes due 2011 as the "6.625% notes" and to the 7.500% Notes due 2031 as the "7.500% notes." We have summarized selected provisions of the notes and the indenture below. In the summary, "we" or "our" means Transocean Sedco Forex Inc. only, unless we state otherwise or the context indicates otherwise. The summary is not complete. For a complete description, you should refer to the indenture and the terms of the notes, which we have filed or will file with the SEC. Please read "Where You Can Find More Information."

   The old notes of each series and the new notes of the same series will constitute a single series of debt securities under the indenture. If the exchange offer is consummated, holders of old notes who do not exchange their old notes of a series for new notes of the same series will vote together with holders of the new notes of that series for all relevant purposes under the indenture. Accordingly, in determining whether the required holders have given any notice, consent or waiver or taken any other action permitted under the indenture, any old notes of a series that remain outstanding after the exchange offer will be aggregated with the new notes of the same series, and the holders of the old notes of a series and the new notes of the same series will vote together as a single series. All references in this prospectus to specified percentages in aggregate principal amount of the old notes of a series means, at any time after the exchange offer is consummated, the percentages in aggregate principal amount of the old notes of that series and the new notes of the same series collectively then outstanding.

Principal, Maturity and Interest

   The 6.625% notes are limited to an aggregate principal amount of $700,000,000 and the 7.500% notes are limited to an aggregate principal amount of $600,000,000. The 6.625% notes will mature on April 15, 2011 and the 7.500% notes will mature on April 15, 2031. We will issue the notes only in book-entry form, in denominations of $1,000 and integral multiples of $1,000. The notes will bear interest at the annual rates shown on the front cover of this prospectus and will accrue interest from April 5, 2001 or from the most recent date to which interest has been paid or provided for. We will pay interest on the notes twice a year, on April 15 and October 15, beginning on October 15, 2001, to the person in whose name a note is registered at the close of business on the April 1st or October 1st that most immediately precedes the date on which interest will be paid.

Ranking; Additional Debt

   The notes will be our unsecured obligations. The notes will rank equal in right of payment with all of our other unsecured and unsubordinated indebtedness. The indenture does not limit the amount of debt that we or any of our subsidiaries may incur or issue, nor does it restrict transactions between us and our affiliates or dividends and other distributions by us or our subsidiaries. We may issue debt securities under the indenture from time to time in separate series, each up to the aggregate amount we authorize from time to time for that series.

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

Optional Redemption

   We may choose to redeem some or all of the notes at any time. If we choose to redeem any notes, we will pay you a redemption price equal to the greater of:

  . 100 percent of the principal amount of the notes being redeemed plus accrued interest to the date of redemption, and

  . the sum of the present values of the remaining scheduled payments of principal of and interest on the notes being redeemed (assuming for this purpose that the notes remained outstanding to maturity), discounted to the redemption date in accordance with standard market practice (on a semiannual compounding basis and assuming a 360-day year consisting of twelve 30-day months) at the treasury rate referred to below plus 25 basis points for the 6.625% notes and 35 basis points for the 7.500% notes.

   The treasury dealer referred to below will determine the redemption price and its determination will be final and binding, absent manifest error.

   If we choose to redeem any notes, we will mail a notice of redemption to you not less than 30 days and not more than 60 days before the redemption date. If we are redeeming less than all the notes of a series, the trustee will select the particular notes to be redeemed by lot or pro rata or by another method the trustee deems fair and appropriate. Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the notes or portions of notes called for redemption.

   Except as described above, the notes will not be redeemable by us prior to maturity and will not be entitled to the benefit of any sinking fund.

   For purposes of calculating the redemption price in connection with the redemption of notes of a series on any redemption date, the following terms have the meanings set forth below:

   "Treasury rate" means the semiannual equivalent yield to maturity of the treasury security referred to below that corresponds to the treasury price referred to below (calculated in accordance with standard market practice and computed as of the second trading day preceding the redemption date).

   "Treasury security" means the United States Treasury security that the treasury dealer determines would be appropriate to use, at the time of determination and in accordance with standard market practice, in pricing the notes being redeemed in a tender offer based on a spread to United States Treasury yields.

   "Treasury price" means the bid-side price for the treasury security as of the third trading day preceding the redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York on that trading day and designated "Composite 3:30 p.m. Quotations for U.S. Government Securities," except that:

  . if that release (or any successor release) is not published or does not contain that price information on that trading day, or

  . if that price information is not reasonably reflective (as determined by the treasury dealer) of the actual bid-side price for the treasury security prevailing at 3:30 p.m. on that trading day,

then "treasury price" will instead mean the bid-side price for the treasury security at or around 3:30 p.m., New York City time, on that trading day (expressed on a next trading day settlement basis) as determined by the treasury dealer through such alternative means as the treasury dealer considers to be appropriate under the circumstances.

   "Treasury dealer" means Goldman, Sachs & Co. (or its successor) or, if Goldman, Sachs & Co. (or its successor) refuses to act as treasury dealer for these purposes or ceases to be a primary U.S. Government securities dealer, another nationally recognized investment banking firm that is a primary U.S. Government securities dealer specified by us for these purposes.

Restrictive Covenants

   In the following discussion, "we" or "our" means Transocean Sedco Forex and its subsidiaries, unless the context indicates otherwise. When we refer to our "drilling rigs and drillships," we mean any drilling rig or drillship (or the stock or indebtedness of any subsidiary owning a drilling rig or drillship) that we lease or own, either entirely or in part, and that our board of directors deems to be of material importance to us. No drilling rig or drillship that has a gross book value of less than 2% of our consolidated net tangible assets will be deemed to be of material importance. When we refer to "consolidated net tangible assets," we mean the total amount of our assets (less reserves and other properly deductible items) after deducting current liabilities (other than those that are extendable at our option to a date more than 12 months after the date the amount is determined), goodwill and other intangible assets shown in our most recent consolidated balance sheet prepared in accordance with GAAP.

 Limitation on Liens

   In the indenture, we have agreed that we will not create, assume or allow to exist any debt secured by a lien upon any of our drilling rigs or drillships, unless we secure the notes equally and ratably with the secured debt. This covenant also applies to other series of debt securities issued under the indenture unless the terms of that series expressly provide otherwise. This covenant has exceptions that permit:

  . liens already existing on the date the applicable series of senior debt securities is issued,

  . liens already existing on a particular drilling rig or drillship at the time we acquire that drilling rig or drillship, and liens already existing on drilling rigs or drillships of a corporation or other entity at the time it becomes our subsidiary,

  . liens securing debt incurred to finance the acquisition, completion of construction and commencement of commercial operation, alteration, repair or improvement of any drilling rig or drillship, if the debt was incurred prior to, at the time of or within 12 months after that event, and liens securing debt in excess of the purchase price or cost if recourse on the debt is only against the drilling rig or drillship in question,

  .   liens securing intercompany debt,

  .   liens in favor of a governmental entity to secure either

      (1) payments under any contract or statute, or

      (2) industrial development, pollution control or similar indebtedness,

  .   liens imposed by law such as mechanics' or workmen's liens,

  . governmental liens under contracts for the sale of products or services,

  .   liens under workers compensation laws or similar legislation,

  . liens in connection with legal proceedings or securing taxes or assessments,

  . good faith deposits in connection with bids, tenders, contracts or leases,

  . deposits made in connection with maintaining self-insurance, to obtain the benefits of laws, regulations or arrangements relating to unemployment insurance, old age pensions, social security or similar matters or to secure surety, appeal or customs bonds, and

  . any extensions, renewals or replacements of the above-described liens if both of the following conditions are met:

      (1) the amount of debt secured by the new lien does not exceed the amount of debt secured by the existing lien, plus any additional debt used to complete a specific project, and

    (2) the new lien is limited to all or a part of the drilling rigs or drillships (plus any improvements) secured by the original lien issued under the indenture.

   In addition, without securing the senior debt securities as described above, we may create, assume or allow to exist secured debt that would otherwise be prohibited, in an aggregate amount that does not exceed a "basket" equal to 10% of our consolidated net tangible assets. When determining whether secured debt is permitted by this exception, we must include in the calculation of the "basket" amount all of our other secured debt that would otherwise be prohibited and the present value of lease payments in connection with sale and lease-back transactions that would be prohibited by the "Limitation on Sale and Lease-Back Transactions" covenant described below if this exception did not apply.

 Limitation on Sale and Lease-Back Transactions

   We have agreed that we will not enter into a sale and lease-back transaction covering any drilling rig or drillship, unless one of the following applies:

  . we could incur debt secured by the leased property in an amount at least equal to the present value of the lease payments in connection with that sale and lease-back transaction without violating the "Limitation on Liens" covenant described above, or

  . within six months of the effective date of the sale and lease-back transaction, we apply an amount equal to the present value of the lease payments in connection with the sale and lease-back transaction to

    .   the acquisition of any drilling rig or drillship, or

    . the retirement of long-term debt ranking at least equally with the debt securities issued under the indenture.

   When we use the term "sale and lease-back transaction," we mean any arrangement by which we sell or transfer to any person any drilling rig or drillship that we then lease back from them. This term excludes leases shorter than three years, intercompany leases, leases executed within 12 months of the acquisition, construction, improvement or commencement of commercial operation of the drilling rig or drillship, and arrangements pursuant to any provision of law with an effect similar to the former Section 168(f)(8) of the Internal Revenue Code of 1954 (which permitted the lessor to recognize depreciation on the property).

 Consolidation, Merger and Sale of Assets

   The indenture generally permits a consolidation or merger between us and another entity. The indenture also permits our transfer or disposal of all or substantially all of our assets. We have agreed, however, that we will consolidate with or merge into any entity, or transfer or dispose of all or substantially all of our assets, only if the following two conditions are met:

  . the resulting entity assumes the due and punctual payment of all amounts payable in respect of the debt securities issued under the indenture and the performance of our covenants under the indenture, and

  . immediately after giving effect to the transaction, there would be no event of default and no event that, after notice or lapse of time, would become an event of default.

   If another entity assumes our obligations under the notes and the indenture as described above, we will be relieved of those obligations, except in the case of our transfer or disposal of assets by lease.

Events of Default

   The following are events of default with respect to the notes:

  . our failure to pay interest on or any additional amounts with respect to the notes for 30 days,

  .   our failure to pay principal of or any premium on the notes when due,

  . our failure to perform any of our other covenants in the indenture (other than a covenant included in the indenture solely for the benefit of another series of debt securities) for 90 days after written notice by the trustee or by the holders of at least 25% in principal amount of all outstanding debt securities under the indenture, and

  .   various events involving our bankruptcy, insolvency or reorganization.

   A default under the indenture with respect to another series of debt securities issued under the indenture will not necessarily be a default with respect to the notes. The trustee may withhold notice to the holders of the notes of any default or event of default (except for a default in any payment on the notes) if the trustee considers it in the interest of the holders of the notes to do so.

   In the case of an event of default for any series of debt securities issued under the indenture, the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may declare the principal of those debt securities to be due and payable immediately. If an event of default relating to events of bankruptcy, insolvency or reorganization occurs, the principal of all the debt securities will become immediately due and payable without any action on the part of the trustee or any holder. The holders of a majority in principal amount of the outstanding debt securities of the series affected by the default (or, in some cases, of all outstanding debt securities under the indenture, voting as one class) may in some cases rescind this accelerated payment requirement. Depending on the terms of our other indebtedness, an event of default under the indenture may give rise to cross defaults on our other indebtedness.

   In most cases, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any of the holders, unless those holders have offered to the trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture) may direct the time, method and place of:

  .  conducting any proceeding for any remedy available to the trustee, or

  . exercising any trust or power conferred on the trustee with respect to the debt securities of that series.

   In the case of an event of default, the trustee will be required to use the degree of care and skill of a prudent man in the conduct of his own affairs.

   A holder of a note may not individually pursue any remedy under the indenture unless all of the following conditions are met:

  . the holder has previously given written notice to the trustee of an event of default with respect to the notes,

  . the holders of not less than 25% in principal amount of the outstanding notes have made a written request to the trustee to institute proceedings in its own name,

  .   the holder has offered the trustee reasonable indemnity,

  . the trustee has failed to act within 60 days after receipt of the notice and indemnity, and

  . the holders of a majority in principal amount of the outstanding notes have given no direction inconsistent with the request.

   The foregoing limitations with respect to remedies do not, however, affect the right of a holder of the notes to sue for the enforcement of any overdue payment.

Defeasance

   When we use the term "defeasance," we mean discharge from some or all of our obligations under the indenture. If we deposit with the trustee money or U.S. government securities sufficient to make payments on the notes on the dates those payments are due and payable, then at our option either of the following will occur:

  . we will no longer have any obligation to the holders of the notes to comply with the restrictive covenants under the indenture, and the related events of default will no longer apply to us ("covenant defeasance"), but our other obligations under the indenture and the notes, including our obligations to make payments on the notes, to register the transfer or exchange of notes, to replace stolen, lost or mutilated notes, to maintain paying agencies and to hold monies for payment in trust, will continue, or

  . we will be discharged from all of our obligations with respect to the notes ("legal defeasance and discharge") and holders of the notes would be entitled to claim payments on their notes only from the trust fund.

   We will be required to deliver to the trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the notes to recognize income, gain or loss for federal income tax purposes. If we elect legal defeasance and discharge, that opinion of counsel must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Tax Additional Amounts

   We will pay any amounts due with respect to the notes without deduction or withholding for any and all present and future withholding taxes, levies, imposts and charges (a "withholding tax") imposed by or for the account of the Cayman Islands. If the Cayman Islands requires us to deduct or withhold any of these taxes, levies, imposts or charges, we will (subject to compliance by the holder of a note with any relevant administrative requirements) pay these additional amounts in respect of principal amount, premium (if any), redemption price, and interest (if any), in accordance with the terms of the notes and the indenture, as may be necessary so that the net amounts paid to the holder or the trustee after such deduction or withholding will equal the principal amount, premium (if any), redemption price, and interest (if any), on the notes. However, we will not pay any additional amounts in the following instances:

  .   if any withholding would not be payable or due but for the fact that

      (1) the holder of a note (or a fiduciary, settlor, beneficiary of, member or shareholder of, the holder, if the holder is an estate, trust, partnership or corporation), is a domiciliary, national or resident of, or engaging in business or maintaining a permanent establishment or being physically present in, the Cayman Islands or otherwise having some present or former connection with the Cayman Islands other than the holding or ownership of the note or the collection of principal amount, premium (if any), redemption price, and interest (if any), in accordance with the terms of the notes and the indenture, or the enforcement of the note or
      (2) where presentation is required, the note was presented more than 30 days after the date such payment became due or was provided for, whichever is later,

  . if any withholding tax is attributable to any estate, inheritance, gift, sales, transfer, excise, personal property or similar tax, levy, impost or charge,

  . if any withholding tax is attributable to any tax, levy, impost or charge which is payable otherwise than by withholding from payment of principal amount, premium (if any), redemption price, and interest (if any),

  . if any withholding tax would not have been imposed but for the failure to comply with certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connections with the relevant tax authority of the holder or beneficial owner of the note, if this compliance is required by statute or by regulation as a precondition to relief or exemption from such withholding tax, or

  . any combination of the instances described in the preceding bullet points.

   We also will not pay any additional amounts to any holder who is a fiduciary or partnership or other than the sole beneficial owner of the note to the extent that a beneficiary or settlor with respect to such fiduciary, or a member or such partnership or a beneficial owner thereof, would not have been entitled to the payment of such additional amounts had such beneficiary settlor, member or beneficial owner been the holder of the note.

Payment and Paying Agents

   We will make payments on the notes at the office of the paying agents we designate from time to time. We may make, at our option, interest payments by check mailed to the person entitled to the payment as it appears on the security register. We will make interest payments to the person in whose name the note is registered at the close of business on the record date for the interest payment, even if that person no longer owns the notes on the interest payment date.

   We have designated the corporate trust office of the trustee as a paying agent for payments on the notes. We may at any time designate additional paying agents, rescind the designation of any paying agent or approve a change in the office through which any paying agent acts. We will, however, be required to maintain a paying agent in each place of payment for the notes.

   Any funds we pay to a paying agent for payments on the notes that remain unclaimed for three years after the payments become due and payable will be repaid to us, subject to applicable escheat laws. After repayment to us, the holder of that note can claim payment only from us and not from the paying agent.

Modification and Waiver

   We may modify or amend the indenture if the holders of a majority in principal amount of the outstanding debt securities of all series issued under the indenture (acting as one class) affected by the modification or amendment consent to it. Without the consent of the holder of each outstanding debt security affected, however, no modification may:

  . change the stated maturity of the principal of or any installment of principal of or interest on any debt security,

  . reduce the principal amount of, the interest rate on, any additional amount with respect to or the premium payable upon redemption of any debt security,

  . make the debt security payable in a currency other than originally stated in the debt security,

  . change the place where the principal of, any additional amounts with respect to or any premium or interest on any debt security is payable,

  . impair the right to institute suit for the enforcement of any payment on any debt security,

  . reduce the percentage in principal amount of outstanding debt securities necessary to modify the indenture, waive compliance with the provisions of the indenture or waive defaults, or

  .   modify any of the above provisions.

   We and the trustee may agree to modify, amend or supplement the indenture without the consent of any holders of debt securities in certain circumstances, including:

  . to evidence the assumption of our obligations under the indenture and the debt securities issued under the indenture by a successor,

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

  . to add covenants or events of default or to surrender any of our rights under the indenture,

  . to provide security for any series of debt securities issued under the indenture,

  . to make any change that does not adversely affect any outstanding debt securities of a series,

  .   to establish the terms of any series of debt securities,

  . to add provisions necessary to permit or facilitate defeasance of any series of debt securities if we have received an opinion of counsel that those provisions do not materially adversely affect the holders of any series of debt securities,

  .   to provide for a successor trustee, or

  .   to cure any ambiguity, defect or inconsistency.

   The holders of a majority in principal amount of the outstanding debt securities of any series (or, in some cases, of all outstanding debt securities under the indenture or of all series affected) may waive past defaults under the indenture and compliance by us with our covenants under the indenture. Those holders may not, however, waive any default in any payment on any debt security of that series or compliance with a provision that cannot be modified or amended without the consent of each holder affected.

Book-Entry, Delivery and Form

   We will issue the notes in registered form. The notes will be exchangeable for other debt securities of the same series, the same total principal amount and the same terms, but in different authorized denominations in accordance with the indenture. Holders may present debt securities for registration of transfer at the office of the security registrar or any transfer agent we designate. The security registrar or transfer agent will effect the transfer or exchange when the registrar or agent is satisfied with the documents of title and identity of the person making the request. We will not charge a service charge for any registration of transfer or exchange of the debt securities. We may, however, require the payment of any tax or other governmental charge payable for that registration.

   The notes will be represented by one or more global securities. A global security is a special type of indirectly held security. Each global security will be deposited with, or on behalf of, The Depository Trust Company ("DTC") and be registered in the name of a nominee of DTC. Except under the circumstances described below, the notes will not be issued in definitive form in the name of individual holders.

   Upon the issuance of a global security, DTC will credit on its book-entry registration and transfer system the accounts of persons designated by the initial purchasers with the respective principal amounts of the notes represented by the global security. Ownership of beneficial interests in a global security will be limited to DTC participants (i.e., persons that have accounts with DTC or its nominee) or persons that may hold interests through DTC participants. Ownership of beneficial interests in a global security will be shown on, and the transfer of that ownership will be effected only through, records maintained by DTC or its nominee (except with respect to persons that are themselves DTC participants).

   So long as DTC or its nominee is the registered owner of a global security, DTC or the nominee will be considered the sole owner or holder of the notes represented by that global security under the indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have notes represented by that global security registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive form and will not be considered the owners or holders of the notes under the indenture. Principal and interest payments on notes registered in the name of DTC or its nominee will be made to DTC or the nominee, as the registered owner. Neither our company, the trustee, any paying agent or the registrar for the notes will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests. The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Those limits and laws may impair the ability to transfer beneficial interests in a global security.

   We expect that DTC or its nominee, upon receipt of any payment of principal or interest, will credit immediately the participants' accounts with payments in amounts proportionate to their beneficial interests in the principal amount of the relevant global security as shown on the records of DTC or its nominee. We also expect that payments by participants to owners of beneficial interests in a global security held through those participants will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of those participants.

   If DTC is at any time unwilling or unable to continue as a depositary and a successor depositary is not appointed by us within 90 days, we will issue notes in definitive form in exchange for the entire global security for the notes. In addition, we may at any time choose not to have notes represented by a global security and will then issue notes in definitive form in exchange for the entire global security relating to the notes. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery in definitive form of notes represented by the global security equal in principal amount to that beneficial interest and to have the notes registered in its name. Notes so issued in definitive form will be issued as registered notes in denominations of $1,000 and integral multiples thereof, unless otherwise specified by us.

Transfer and Exchange

   We have appointed the trustee as security registrar for the notes. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for the notes or rescind the designation of any transfer agent.

   In the case of any redemption of the notes, we will not be required:

  . to issue, register the transfer of or exchange the notes during a period beginning 15 days before the day of mailing of the relevant notice of redemption and ending on the close of business on the day of mailing of the relevant notice of redemption, or

  . to register the transfer or exchange of any note, or portion of any note, selected for redemption, except the unredeemed portion of any note we are redeeming in part.

Meetings

   Meetings of holders of debt securities of one or more series issued under the indenture may be convened on notice:

  .   by the trustee,

  . by us, if we ask the trustee to call a meeting and it fails to do so, or

  . by the holders of 10% in principal amount of any series of debt securities issued under the indenture, if they ask the trustee to call a meeting and it fails to do so.

   Holders entitled to vote a majority in principal amount of the outstanding debt securities of a series constitute a quorum at any meeting. Except for actions requiring the consent of all holders of debt securities affected by the action, any action at a meeting adopted by the holders of a majority in principal amount of the debt securities of any series (or a lesser percentage required for the action by the indenture) will be binding on all holders of the notes.

Notices

   Notices to holders of the notes will be given by mail to the holder's address as it appears in the security register.

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

Governing Law

   New York law governs the indenture and the notes.

The Trustee

   The Chase Manhattan Bank is the trustee under the indenture. We may borrow money and maintain other banking relationships, in the ordinary course of business, with any trustee and its affiliates under any indenture. The indenture, however, contains limitations on the right of the trustee, if it becomes one of our creditors, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. If the trustee acquires any conflicting interest, it must eliminate that conflict or resign.

Exchange Offer and Registration Rights

   In connection with the issuance of the old notes, we and the initial purchasers of the old notes entered into an exchange and registration rights agreement. Specifically, we agreed to:

  . use reasonable best efforts to file with the SEC, within 90 days from the date on which the old notes are first issued, an exchange offer registration statement under the Securities Act to register the new notes to be exchanged for the old notes,

  . use reasonable best efforts to cause the exchange offer registration statement to become effective within 180 days from the date on which the old notes are first issued, and

  . use reasonable best efforts to commence and complete the exchange offer for the old notes within 45 days after the exchange offer registration statement has become effective, hold the exchange offer open for at least 30 days and exchange all old notes that may legally be exchanged in the exchange offer and are properly tendered and not withdrawn before the expiration of the exchange offer, into new notes.

   The terms of the new notes are substantially identical to the terms of the related old notes, except that:

  .   the issuance of the new notes will be registered with the SEC and

  . transfer restrictions, registration rights and provisions for additional interest will not apply to the new notes.

   Each holder of old notes who wishes to exchange them for new notes of the same series in an exchange offer will be required to represent that any new notes to be received by it will be acquired in the ordinary course of its business, that it is not engaged in a distribution (within the meaning of the Securities Act) of the new notes and that it is not our affiliate.

   Existing interpretations adopted by the SEC provide that the new notes will generally be transferable by each holder without further registration or any prospectus delivery requirement under the Securities Act except for the obligation of broker-dealers to deliver a prospectus with respect to the new notes. The SEC has taken the position that broker-dealers may fulfill their prospectus delivery obligation by delivery of the prospectus contained in the exchange offer registration statement. We have agreed, subject to specified exceptions, to allow broker-dealers to use the prospectus contained in the exchange offer registration statement in connection with the resale of new notes until the earlier of 90 days after the exchange offer has been completed and the date on which broker-dealers no longer own registrable securities.

   If either the interpretations of the SEC discussed above change or an exchange offer has not been completed within 225 days from the date on which the old notes are first issued, then we will file a shelf registration statement for a resale of the old notes no later than the later of 60 days after the time that this situation arises and 90 days from the date on which the old notes are first issued. We will use reasonable best efforts to cause the shelf registration to become effective within 120 days after it is filed and to keep the shelf registration effective for a period ending on either the second anniversary of its effective date or any date on which no registrable securities remain outstanding, whichever occurs first. We will provide to the holders of the old notes copies of the prospectus which is part of the shelf registration statement, notify the holders when the shelf registration for the old notes has become effective and, subject to specified exceptions, take other actions that are required to permit unrestricted sales of the old notes. A holder who sells old notes pursuant to the shelf registration generally will need to be named as a selling security holder in the related prospectus and to deliver a prospectus to the purchaser of the notes. Each selling holder will be subject to certain of the civil liability provisions of the Securities Act in connection with the sale of the old notes, and will be bound by the provisions of the registration rights.

   If any of the following circumstances or conditions arise:

  . we have not filed the exchange offer registration statement within 90 days from the date on which the old notes are first issued, or the exchange offer registration statement has not become effective or been declared effective by the SEC within 180 days from the date on which the old notes are first issued, or

  . we have not filed the shelf registration statement within the earlier of 60 days after we are required to make this filing as described above and 90 days from the date on which the old notes are first issued, or the shelf registration statement has not become effective or been declared effective by the SEC within 120 days from the date on which it was filed, or

  . an exchange offer has not been completed within 45 days after the initial effective date of the exchange registration statement (if that exchange offer is then required to be made), or

  . an exchange registration statement or shelf registration statement is filed and declared effective but is subsequently withdrawn by us or becomes subject to an effective stop order without being succeeded as promptly as practicable by an additional registration statement filed and declared effective, or

  . we impose restrictions on sales of old notes under the shelf registration statement for more than 45 days in any 90 day period or more than 90 days in any 12-month period,

then we will pay additional interest on the related old notes at the following annual rates: 0.25% for the first 90 days, 0.50% for the second 90 days, 0.75% for the third 90 days and 1.00% for any subsequent period, in each case as long as the foregoing circumstances or conditions apply.

   The description above is a summary of some of the provisions of the exchange and registration rights agreement. It does not restate the agreement in its entirety. We urge you to read the agreement in its entirety because your registration rights as a holder of the old notes would be defined by the agreement, not by its description. See "Where You Can Find More Information."

                     TRANSFER RESTRICTIONS ON THE OLD NOTES

   The old notes were not registered under the Securities Act. Accordingly, we offered and sold the old notes only in private sales exempt from or not subject to the registration requirements of the Securities Act:

  .   to qualified institutional buyers under Rule 144A under the Securities
      Act, or

  . to non-U.S. persons outside the United States in compliance with Regulation S under the Securities Act.

   You may not offer or sell those old notes in the United States or to, or for the account or benefit of, U.S. persons except in transactions exempt from or not subject to the Securities Act registration requirements.

   In connection with the issuance of the old notes, we agreed that, if we are not subject to the informational requirements of Section 13 or 15(d) of the Exchange Act at any time while the notes constitute "restricted securities" within the meaning of the Securities Act, we will furnish to holders and beneficial owners of the notes and to prospective purchasers designated by such holders the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act to permit compliance with Rule 144A in connection with resales of the notes.

                CERTAIN UNITED STATES FEDERAL TAX CONSIDERATIONS

   The following is a summary of the material U.S. federal income tax considerations relating to the exchange offer and the acquisition, ownership and disposition of the notes by U.S. holders (as described below), and the material U.S. federal income and estate tax considerations relating to the exchange offer and the acquisition, ownership and disposition of the notes by non-U.S. holders (as described below). It does not contain a complete analysis of all potential tax considerations. In particular, this discussion does not address all tax considerations that may be important to you in light of your particular circumstances (such as the alternative minimum tax provisions) or under certain special rules. Special rules may apply, for instance, to banks, tax-exempt organizations, insurance companies, dealers in securities, persons who hold notes as part of a hedge, conversion or constructive sale transaction, or straddle or other risk reduction transaction, persons who elect to use a mark-to-market method of accounting for their security holdings, persons whose functional currency for U.S. tax purposes is not the U.S. dollar or to persons who have ceased to be United States citizens or to be taxed as resident aliens.

   This discussion is limited to holders of notes who hold the notes as capital assets. This discussion does not address the tax consequences arising under the laws of any foreign, state or local jurisdiction.

   This discussion is based upon the U.S. Internal Revenue Code of 1986, as amended (the "Code"), its legislative history, existing and proposed U.S. Treasury Regulations, and judicial decisions and administrative interpretations thereunder, as of the present date, all of which are subject to change or different interpretations, possibly with retroactive effect. We cannot assure you that the Internal Revenue Service (the "IRS") will not challenge one or more of the tax results described in this discussion, and we have not obtained and do not intend to obtain a ruling from the IRS with respect to the U.S. federal tax consequences of acquiring, holding or disposing of the notes.

   Please consult your own tax advisors as to the particular tax consequences to you of the exchange offer and of acquiring, holding and disposing of the notes, including the effect and applicability of state, local or foreign tax laws.

Exchange Offer

   The exchange of old notes for new notes in the exchange offer will not be treated as an exchange for federal income tax purposes, because the new notes will not be considered to differ materially in kind or extent from the old notes. Rather, the new notes you receive will be treated as a continuation of the old notes in your hands. As a result, there should be no federal income tax consequences to your exchanging old notes for new notes in the exchange offer.

U.S. Holders

   You are a U.S. holder for purposes of this discussion if you are a holder of a note that is, for U.S. federal income tax purposes:

  .   a citizen or resident of the United States;

  .   a domestic corporation;

  . an estate the income of which is subject to United States federal income taxation regardless of its source; or

  . a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

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

   In the case of a holder of notes which is a partnership, determinations as to the tax consequences will generally be made at the partner level, but special considerations not here set forth may apply.

 Taxation of Interest

   Stated Interest. In general, you will be required to include interest received on a note as ordinary income at the time it accrues or is received, in accordance with your regular method of accounting for U.S. federal income tax purposes.

   Bond Premium on Notes. If you acquire a note at a "bond premium" as defined below, you may elect to amortize the premium under the Treasury Regulations. If the election is made, you generally offset bond premium allocable to an accrual period against qualified stated interest income allocable to the accrual period.

   Amortizable bond premium in excess of qualified stated interest for an accrual period is allowed as a bond premium deduction. However, the amount allowable as a bond premium deduction for any accrual period is limited to the amount by which your aggregate interest inclusions on the note for prior accrual periods exceed the aggregate bond premium deductions in the prior accrual periods. Any excess deduction is carried forward as bond premium in successive accrual periods.

   The amortizable bond premium on a note generally will be equal to the amount, if any, by which your initial tax basis in the note exceeds the sum of all amounts payable on a note, other than qualified stated interest. Under the Treasury Regulations, the amortizable bond premium deduction will be treated as accruing in each accrual period under a constant yield method over the term of the note. However, in certain circumstances, such as a call or prepayment of a note, the offset or deduction for unamortized bond premium may be accelerated.

   The "accrual periods" of a note, other than the initial accrual period, are each of the six-month periods during the term of the notes that end on April 15 and October 15 of each year.

   For the above consequences to apply, you must make an election in the manner prescribed in Treasury Regulations Section 1.171-4. The election applies not only to the notes, but also to all bonds held by you during or after the taxable year to which the election applies, including all bonds thereafter acquired. The election is binding for all subsequent taxable years and may be revoked only with the consent of the Commissioner of the Internal Revenue Service.

   Market Discount. The resale of a note may be affected by the "market discount" provisions of the Code. For these purposes, the market discount on a note generally will be equal to the amount, if any, by which the stated redemption price at maturity of the note immediately after its acquisition exceeds the holder's tax basis in the note. Subject to a de minimis exception, if you acquired a note at a market discount, these provisions generally require you to treat as ordinary income any gain recognized (or, in some cases, gain deemed to be realized but not otherwise recognized) on the disposition of the note to the extent of the "accrued market discount" on the note at the time of disposition. In general, market discount on a note will be treated as accruing on a straight-line basis over the term of the note, or at your election, under a constant yield method.

   In addition, if you acquired a note at a market discount, you may be required to defer the deduction of a portion of the interest on any indebtedness incurred or maintained to purchase or carry the note until the note is disposed of in a taxable transaction. The foregoing rule will not apply if you elect to include accrued market discount in income currently.

 Sale, Exchange or Retirement of the Notes

   Except for an exchange of an old note for a new note as discussed above, upon the sale, exchange or retirement of a note, you will recognize gain or loss equal to the difference between the sale or redemption proceeds (other than amounts attributable to accrued and unpaid interest) and your adjusted tax basis in the note. Your adjusted tax basis in a note will generally equal the amount which you paid for the note, increased by any accrued market discount previously included in income by you and decreased by any bond premium offset. Gain or loss recognized on the sale, exchange or retirement of a note will generally be capital gain or loss and will be long-term capital gain or loss if the note is held for more than one year. You should consult your tax advisors regarding the treatment of capital gains (which may be taxed at lower rates than ordinary income for taxpayers who are individuals) and losses (the deductibility of which is subject to limitations). Payments for accrued interest not previously included in income will be treated as ordinary interest income.

Non-U.S. Holders

   You are a Non-U.S. holder for purposes of this discussion if you are a holder of a note that is not a U.S. holder, as described above.

 Withholding Tax on Payments of Principal and Interest on Notes

   The payment of principal and interest on a note will not be subject to United States federal withholding tax, provided that in the case of payment of interest:

  . you do not actually or constructively own 10% or more of the total combined voting power of all classes of our shares;

  . you are not a controlled foreign corporation that is related to us through stock ownership within the meaning of the Code; and

  . the U.S. payor does not have actual knowledge or reason to know that you are a U.S. person and either (1) the beneficial owner of the note certifies to the applicable payor or its agent, under penalties of perjury, that it is not a U.S. holder and provides its name and address on United States Treasury Form W-8 BEN (or a suitable substitute form), or (2) a securities clearing organization, bank or other financial institution, that holds customers' securities in the ordinary course of its trade or business (a "financial institution") and holds the note, certifies under penalties of perjury that a Form W-8 BEN (or a suitable substitute form) has been received from the beneficial owner by it or by a financial institution between it and the beneficial owner and furnishes the payor with a copy of the form or the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-U.S. person in accordance with U.S. Treasury Regulations.

Moreover, as long as we are not engaged in the conduct of any trade or business in the United States, payments will not in any case be subject to United States federal withholding tax.

   Except to the extent otherwise provided under an applicable tax treaty, you generally will be taxed in the same manner as a U.S. holder with respect to interest on a note if such interest is effectively connected with your conduct of a U.S. trade or business. Effectively connected interest received by a corporate Non-U.S. holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments. Such effectively connected interest will not be subject to withholding tax if the holder delivers the appropriate form (currently a Form W-8 ECI) to the payor.

 Gain on Disposition of the Notes

   You generally will not be subject to United States federal income tax on gain realized on the sale, exchange or retirement of a note unless:

  . you are an individual present in the United States for 183 days or more in the year of such sale, exchange or retirement and either (A) you have a "tax home" in the United States and certain other requirements are met, or (B) the gain from the disposition is attributable to an office or other fixed place of business you maintain in the United States; or

  . the gain is effectively connected with your conduct of a United States trade or business.

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

   However, in some instances you may be required to establish an exemption from United States federal income and withholding tax. See "--Withholding Tax on Payments of Principal and Interest on Notes."

 U.S. Federal Estate Tax

   A note held by an individual who at the time of death is not a citizen or resident of the United States (as defined for United States federal estate tax purposes) will not be subject to United States federal estate tax.

Backup Withholding and Information Reporting

 U.S. Holders

   Payments of interest made by us on, or the proceeds of the sale or retirement of, the notes to noncorporate U.S. holders will generally be subject to information reporting and will be subject to United States federal backup withholding tax at the rate of 31% if the recipient of such payment fails to supply an accurate taxpayer identification number or otherwise fails to comply with applicable United States information reporting or certification requirements. Any amount withheld from a payment to a U.S. holder under the backup withholding rules will be allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

 Non-U.S. Holders

   In general, backup withholding and information reporting will not apply to payments of interest, or the proceeds of sale or retirement of, a note which are received by a Non-U.S. holder if the holder establishes by providing a certificate or, in some cases, by providing other evidence, that the holder is not a U.S. person. Additional exemptions are available for certain payments made outside the United States. Non-U.S. holders of notes should consult their tax advisers regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions, and the procedure for obtaining such an exemption, if available. Any amount withheld from a payment to a Non-U.S. holder under the backup withholding rules will be allowable as a credit against the holder's U.S. federal income tax, provided that the required information is furnished to the IRS.

                        CAYMAN ISLANDS TAX CONSEQUENCES

   According to our Cayman Islands counsel, Walkers, there is currently no Cayman Islands income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by a holder in respect of any income, gain or loss derived from holding notes. We have obtained an undertaking from the Governor-in-Council of the Cayman Islands under the Tax Concession Law (1995 Revision) that, in the event that any legislation is enacted in the Cayman Islands imposing tax on profits or income, or on any capital assets, gain or appreciation, or any tax in the nature of estate duty or inheritance tax, that tax will not apply to us or to any of our operations or our shares, notes, debentures or other obligations until June 1, 2019. Therefore, there will be no Cayman Islands tax consequences with respect to holding notes, except that, if the notes are taken into the Cayman Islands in original form, they will be subject to stamp duty in the amount of one quarter of one percent of the face value thereof, subject to a maximum of CI$250.00 per note.

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

                              PLAN OF DISTRIBUTION

   Based on interpretations by the staff of the SEC in no action letters issued to third parties, we believe that you may transfer new notes issued in the exchange offer in exchange for old notes if:

  .   you acquire new notes in the ordinary course of your business, and

  . you are not engaged in, and do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of new notes.

   We believe that you may not transfer new notes issued in the exchange offer in exchange for old notes without compliance with the registration and prospectus delivery provisions of the Securities Act if you are:

  .   our affiliate within the meaning of Rule 405 under the Securities Act,

  .   a broker-dealer that acquired old notes directly from us, or

  . a broker-dealer that acquired old notes as a result of market-making or other trading activities.

   The information described above concerning interpretations of and positions taken by the SEC staff is not intended to constitute legal advice, and broker-dealers should consult their own legal advisors with respect to these matters.

   If you wish to exchange your old notes for new notes in the exchange offer, you will be required to make representations to us as described in "The Exchange Offer--Procedures for Tendering--Your Representations to Us" of this prospectus and in the letter of transmittal. In addition, if a broker-dealer receives new notes for its own account in exchange for old notes that were acquired by it as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale by it of such new notes. A broker-dealer may use this prospectus, as we may amend or supplement it, in connection with these resales. We have agreed that, for a period of 90 days after the closing date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale.

   We will not receive any proceeds from any sale of new notes by broker-dealers. New notes received by broker-dealers for their own account in the exchange offer may be sold from time to time in one or more transactions:

  .   in the over-the-counter market,

  .   in negotiated transactions,

  .   through the writing of options on the new notes, or

  .   a combination of such methods of resale.

   The prices at which these sales occur may be:

  .   at market prices prevailing at the time of resale,

  .   at prices related to such prevailing market prices, or

  .   at negotiated prices.

   Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer or the purchasers of any such new notes. Any broker-dealer that resells new notes that it received for its own account in the exchange offer and any broker or dealer that participates in a distribution of new notes may be deemed to be an underwriter within the meaning of the Securities Act. Any profit on any resale of new notes and any commission or concessions received by any such persons may be deemed to be underwriting compensation. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an underwriter within the meaning of the Securities Act.

   For 90 days after the closing of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests them in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, other than commissions or concessions of any broker-dealer. We also have agreed to indemnify the holders of the old notes, including any broker-dealer, against certain liabilities, including liabilities under the Securities Act.

                                 LEGAL MATTERS

   Certain legal matters in connection with the new notes will be passed upon for us by our outside counsel, Baker Botts L.L.P., Houston, Texas.

                                    EXPERTS

   The consolidated balance sheets of Transocean Sedco Forex Inc. and its subsidiaries as of December 31, 2000 and 1999, and the related consolidated statements of operations, equity, and cash flows for the year ended December 31, 2000, and the related combined statements of operations, equity, and cash flows for the year ended December 31, 1999 (and the related financial statement schedule) appearing in Transocean Sedco Forex's Annual Report (Form 10-K) for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

   The financial statements of Transocean Sedco Forex Inc. (previously Sedco Forex Holdings Limited) for the year ended December 31, 1998 incorporated in this prospectus by reference to the Transocean Sedco Forex Inc. Annual Report on Form 10-K for the year ended December 31, 2000 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

   The consolidated balance sheets of R&B Falcon as of December 31, 2000 and 1999 and the related consolidated statements of operations, cash flows and stockholders' equity for each of the three years in the period ended December 31, 2000, incorporated by reference in this registration statement, have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 20. Indemnification of Directors and Officers.

   Section 34.1 of the Company's Articles of Association provides that:

   No directors will be personally liable to the Company or, if any, its members for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or, if any, to its members, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law or
(iii) for any transaction from which the director derived an improper personal benefit.

   The Company will indemnify, to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company) by reason of the fact that he is or was a director or officer of the Company, or, while serving as a director or officer of the Company, is or was serving at the request of the Company, as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity. The right to indemnification conferred by Section 34.1 also includes the right of such persons to be paid in advance by the Company for their expenses to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect.

   Unless otherwise determined by the Company's board of directors, the Company will indemnify to the fullest extent permitted by the laws of the Cayman Islands as from time to time in effect, if any, any person who was or is a party or is threatened to be made a party to, or otherwise requires representation by counsel in connection with, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (whether or not an action by or in the right of the Company), by reason of the fact that he is or was an employee (other than an officer) or agent of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity.

   The rights and authority conferred by Section 34.1 are not exclusive of any other right that any person has or hereafter acquires under any law, provision of the Company's Articles of Association or Memorandum of Association, agreement, vote of members of the Company or of the board of directors of the Company or otherwise.

   The Company also has directors and officers liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them based on their negligent acts or omissions while acting in their capacity as such.

   Agreements that may be entered into with underwriters, dealers and agents who participate in the distribution of securities of the Company may contain provisions relating to the indemnification of the Company's officers and directors.

   See "Item 22. Undertakings" for a description of the SEC's position regarding the indemnification of directors and officers for liabilities arising under the Securities Act.

Item 21. Exhibits and Financial Statement Schedules.

   (A) Exhibits

   The following instruments and documents are included as Exhibits to this Registration Statement. Exhibits incorporated by reference are indicated below.

                               INDEX TO EXHIBITS

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
   +4.1  Senior Indenture dated as of April 15, 1997 between Transocean
         Offshore Inc., a Delaware corporation ("Transocean-Delaware") and
         Chase Bank of Texas, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Transocean-Delaware Current Report on
         Form 8-K dated April 29, 1997)

   +4.2  First Supplemental Indenture dated as of April 15, 1997 between
         Transocean-Delaware and Chase Bank of Texas, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Transocean-
         Delaware's Current Report on Form 8-K dated April 29, 1997)

   +4.3  Second Supplemental Indenture dated as of May 14, 1999 between the
         Company and Chase Bank of Texas, National Association, as trustee
         (incorporated by reference to Exhibit 4.5 to the Company's Post-
         Effective Amendment No. 1 to Registration Statement on Form S-3
         (Registration No. 333-59001-99))

   +4.4  Third Supplemental Indenture dated as of May 24, 2000 between the
         Company and Chase Bank of Texas, National Association, as trustee
         (incorporated by reference to Exhibit 4.1 to the Company's Current
         Report on Form 8-K dated May 24, 2000)

   +4.5  Purchase Agreement dated March 29, 2001 by and between the Company and
         Goldman, Sachs & Co., as representatives of the initial purchasers
         (incorporated by reference to Exhibit 4.1 to the Company's Current
         Report on Form 8-K dated April 9, 2001)

   +4.6 Exchange and Registration Rights Agreement dated April 5, 2001 by and between the Company and Goldman, Sachs & Co., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 9, 2001)

   +4.7 Officers' Certificate of the Company dated April 5, 2001 establishing the form and terms of the 6.625% Notes due 2011 and the 7.500% Notes due 2031 (incorporated by reference to Exhibit 4.3 to the Company's
         Current Report on Form 8-K dated April 9, 2001)

    5.1  Opinion of Baker Botts L.L.P. regarding the legality of the securities

    8.1 Opinion of Baker Botts L.L.P. regarding certain U.S. federal income tax consequences

   12.1  Statement of computation of ratio of earnings to fixed charges

   23.1  Consent of Ernst & Young LLP

   23.2  Consent of PricewaterhouseCoopers LLP

   23.3  Consent of Arthur Andersen LLP

   23.4  Consent of Baker Botts L.L.P. (included in Exhibits 5.1 and 8.1)

   24    Powers of Attorney

  +25.1  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 25.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-58604))

   99.1  Form of Letter of Transmittal

   99.2  Form of Notice of Guaranteed Delivery

   99.3  Form of Letter to Depository Trust Company Participants

   99.4  Form of Letter to Clients

--------
+  Incorporated by reference as indicated.

   (B) Financial Statement Schedules

   Not applicable.

Item 22. Undertakings.

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") that are incorporated by reference in the Registration Statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   (d) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

   (e) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, the State of Texas, on May 1, 2001.

                                          TRANSOCEAN SEDCO FOREX INC.

                                          By: /s/ Robert L. Long
                                            ___________________________________
                                              Robert L. Long
                                              Executive Vice President and
                                               Chief Financial Officer
                                               (Principal Financial Officer)

   Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 1, 2001.

              Signature                                    Title
              ---------                                    -----

                  *                    Chairman of the Board of Directors
______________________________________
          Victor E. Grijalva

                  *                    President, Chief Executive Officer and
______________________________________  Director (Principal Executive Officer)
          J. Michael Talbert

        /s/ Robert L. Long             Executive Vice President and Chief Financial
______________________________________  Officer (Principal Financial Officer)
            Robert L. Long

         /s/ Ricardo Rosa              Vice President and Controller
______________________________________  (Principal Accounting Officer)
             Ricardo Rosa

                  *                    Director
______________________________________
          Richard D. Kinder

                  *                    Director
______________________________________
         Ronald L. Kuehn, Jr.

                  *                    Director
______________________________________
          Arthur Lindenauer

                  *                    Director
______________________________________
          Paul B. Loyd, Jr.

                  *                    Director
______________________________________
          Martin B. McNamara

                  *                    Director
______________________________________
            Roberto Monti

                  *                    Director
______________________________________
        Richard A. Pattarozzi

                  *                    Director
______________________________________
             Alain Roger

              Signature                                                Title
              ---------                                                -----

                  *                                                   Director
______________________________________
            Kristian Siem

                  *                                                   Director
______________________________________
           Ian C. Strachan

     /s/ William E. Turcotte
*By: _________________________________
         William E. Turcotte
          (Attorney-in-Fact)

                               INDEX TO EXHIBITS

 Exhibit
   No.   Description of Exhibit
 ------- ----------------------
   +4.1  Senior Indenture dated as of April 15, 1997 between Transocean
         Offshore Inc., a Delaware corporation ("Transocean-Delaware") and
         Chase Bank of Texas, National Association, as trustee (incorporated by reference to Exhibit 4.1 to the Transocean-Delaware Current Report on
         Form 8-K dated April 29, 1997)

   +4.2  First Supplemental Indenture dated as of April 15, 1997 between
         Transocean-Delaware and Chase Bank of Texas, National Association, as trustee (incorporated by reference to Exhibit 4.2 to Transocean-
         Delaware's Current Report on Form 8-K dated April 29, 1997)

   +4.3  Second Supplemental Indenture dated as of May 14, 1999 between the
         Company and Chase Bank of Texas, National Association, as trustee
         (incorporated by reference to Exhibit 4.5 to the Company's Post-
         Effective Amendment No. 1 to Registration Statement on Form S-3
         (Registration No. 333-59001-99))

   +4.4  Third Supplemental Indenture dated as of May 24, 2000 between the
         Company and Chase Bank of Texas, National Association, as trustee
         (incorporated by reference to Exhibit 4.1 to the Company's Current
         Report on Form 8-K dated May 24, 2000)

   +4.5  Purchase Agreement dated March 29, 2001 by and between the Company and
         Goldman, Sachs & Co., as representatives of the initial purchasers
         (incorporated by reference to Exhibit 4.1 to the Company's Current
         Report on Form 8-K dated April 9, 2001)

   +4.6 Exchange and Registration Rights Agreement dated April 5, 2001 by and between the Company and Goldman, Sachs & Co., as representatives of the initial purchasers (incorporated by reference to Exhibit 4.2 to the Company's Current Report on Form 8-K dated April 9, 2001)

   +4.7 Officers' Certificate of the Company dated April 5, 2001 establishing the form and terms of the 6.625% Notes due 2011 and the 7.500% Notes due 2031 (incorporated by reference to Exhibit 4.3 to the Company's
         Current Report on Form 8-K dated April 9, 2001)

    5.1  Opinion of Baker Botts L.L.P. regarding the legality of the securities

    8.1 Opinion of Baker Botts L.L.P. regarding certain U.S. federal income tax consequences

   12.1  Statement of computation of ratio of earnings to fixed charges

   23.1  Consent of Ernst & Young LLP

   23.2  Consent of PricewaterhouseCoopers LLP

   23.3  Consent of Arthur Andersen LLP

   23.4  Consent of Baker Botts L.L.P. (included in Exhibits 5.1 and 8.1)

   24    Powers of Attorney

  +25.1  Statement of Eligibility and Qualification under the Trust Indenture
         Act of 1939 of The Chase Manhattan Bank, as trustee (incorporated by reference to Exhibit 25.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-58604))

   99.1  Form of Letter of Transmittal

   99.2  Form of Notice of Guaranteed Delivery

   99.3  Form of Letter to Depository Trust Company Participants

   99.4  Form of Letter to Clients

--------
+  Incorporated by reference as indicated.